UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Fortune Brands Innovations, Inc.
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        520 Lake Cook Road, Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 30, 2023

Dear Fellow Stockholders:

We are pleased to invite you to the 2023 Annual Meeting of Stockholders (“Annual Meeting”) of Fortune Brands Innovations, Inc. (“Fortune Brands” or “the Company”) on Tuesday, May 16, 2023 at 8:00 a.m. (CDT) at the 520 Lake Cook Road, Deerfield, Illinois. The following matters will be considered at the Annual Meeting:

Proposal 1:	Election of the three director nominees identified in this Proxy Statement for a three-year term expiring at the 2026 Annual Meeting of Stockholders (see pages 6-11);

Proposal 2:	Ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023 (see page 53);

Proposal 3:	Advisory vote to approve the compensation paid to the Company’s named executive officers (see page 54);

Proposal 4:	Approval of an amendment to the Restated Certificate of Incorporation to provide exculpation of officers (see page 55); and

such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on March 17, 2023, the record date for the Annual Meeting, are entitled to vote. For information about attending our Annual Meeting and for voting instructions, please see pages 59-63.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. This Notice of Annual Meeting and Proxy Statement and accompanying proxy are first being distributed on or about March 30, 2023.

Hiranda S. Donoghue
Executive Vice President, Chief Legal Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the 2023 Annual Meeting of Stockholders to be Held on Tuesday, May 16, 2023.

This Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“Form 10-K”) are available at www.proxyvote.com.

PROXY SUMMARY

Annual Meeting Information

Time and Date	Location*	Record Date
Tuesday, May 16, 2023 at 8:00 a.m. (CDT)	500 Corporate Center Starlight Cafe entrance 520 Lake Cook Road, Deerfield, Illinois	March 17, 2023

Agenda and Voting Recommendations

This Proxy Summary highlights selected information in this Proxy Statement and does not contain all of the information that you should consider in deciding how to vote. Please read the complete Proxy Statement carefully before voting. The following table summarizes the items that will be voted on at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”), along with the Board’s voting recommendations.

Proposal Number	Description of Proposal	Board Recommendation	Page Number

1	Election of three Class III Directors Nicholas I. Fink, A.D. David Mackay and Stephanie Pugliese	FOR each Nominee	6-11

2	Ratify the appointment of the independent auditor Pricewaterhouse Coopers for 2023	FOR	53

3	Advisory vote to approve named executive officer compensation	FOR	54

4	Approval of an amendment to the Restated Certificate of Incorporation to provide for exculpation of officers	FOR	55

See pages 59-63 for instructions on how to vote your shares.

BUSINESS HIGHLIGHTS

Our 2022 Transformation

2022 was a transformative year for our Company. It was also a challenging year for our Company and the market for our products. In the second half of 2022, the market experienced a sudden slow down, driven by higher interest rates and affordability concerns, which impacted Company results. In addition, the Company was also impacted by continued inflation and inventory pressures as we saw typical seasonality return to the business. Notwithstanding this challenging environment, our teams delivered a significant transformation of our businesses. We also took decisive actions to reduce our fixed cost base and to preserve our margin while maintaining investments in our key strategic initiatives, including our digital transformation, brand-building, and incremental capacity critical to our long-term growth. Our team executed the following transformational initiatives during 2022:

•

We completed the separation of MasterBrand, Inc., our cabinets business (“MasterBrand”), via a tax-free spin-off (the “Separation”) well-ahead of our timing expectations. We expect that the Separation will unlock greater shareholder value for both companies by allowing us to focus on and invest in our unique growth opportunities.

PROXY SUMMARY (CONTINUED)

•

We rebranded our Company with a new identity to reflect our evolution as a business focused on driving accelerated growth in our categories through brand and innovation. Our name was changed to Fortune Brands Innovations, Inc. and our NYSE ticker symbol is now FBIN.

•

We reorganized the Company from a decentralized structure to a more aligned operating model to prioritize activities that are core to brand, innovation, and channel. This change also placed our global supply chain resources under one leadership team to fully leverage the scale and execution of our total business.

•

We acquired Solar Innovations, a leading producer of wide-opening exterior door systems and outdoor enclosures, further expanding our outdoor living product portfolio; Aqualisa, a UK leading manufacturer of smart digital shower products, strengthening our connected product offerings; and we finalized the Flo Technologies acquisition after our multi-year phase-in.

•	We preserved margins in the face of a challenging macroeconomic environment.

Amidst a challenging external macro environment that negatively impacted our results, we believe that our teams’ strong performance executing our transformative initiatives, while reducing cost and increasing efficiency, has positioned the Company for long-term growth. Our 2022 results were:

*	Attributable to Fortune Brands (inclusive of Cabinets). Please refer to Appendix A for a reconciliation of earnings per share on a before charges/gains basis to GAAP earnings per share.

The New Fortune Brands: Fortune Brands Innovations, Inc.

Fortune Brands Innovations is powered by our brands, innovation, and service that provides a unique value to our customers. Following the Separation, our product portfolio is focused on Water, Outdoors and Security, and is now more heavily weighted toward smaller ticket repair and remodel items and less exposed to market cyclicality. Our focus on innovative products and operations are drivers of our growth, productivity enhancement, and margin expansion. Our category management expertise and strong customer relationships enables us to provide greater consistency and pricing discipline.

Water Innovations	Outdoors & Security

Water Innovations is an industry leader with a powerful collection of water brands and focused on developing the future of water for today’s consumers. Water Innovations designs, manufactures, markets and distributes a growing portfolio of connected products, water management offerings, as well as consumer plumbing products, including faucets, showers, sinks and tubs.	The Outdoors & Security segment is focused on driving growth in the attractive outdoor living space with products engineered for performance, providing homeowners protection and security. The segment’s products include a collection of digitally connected security products, as well as exterior entryway, storm, security and screen doors; eco-friendly synthetic decking, cladding and railing; retractable screens and porch windows; safety and security devices.

We believe the Fortune Brands Advantage, a set of unifying capabilities leveraged across the Company, enables us to drive category management performance, simplify workstreams to better enable efficiencies, reduce costs by leveraging our global supply chain and enable the advancement of our digital strategy and capabilities.

PROXY SUMMARY (CONTINUED)

We continue to be driven by our culture of doing the right thing, as evidenced by our safety records, Environmental, Social and Governance (“ESG”) programs and our focus on innovating products that help address some of the world’s most pressing sustainability and safety issues.

BOARD OF DIRECTORS

2023 Director Nominees – Class III – Term Expiring 2026
Name and Principal Occupation	Age	Director Since	Independent	Board Committees	Other Public Company Boards
Nicholas I. Fink Chief Executive Officer of Fortune Brands	48	2020		Executive	Constellation Brands, Inc.

Stephanie Pugliese Former President, Americas, Under Armour, Inc.	52	2023	✓	Audit Nominating, Environmental, Social & Governance	None

A. D. David Mackay Former Chairman and Chief Executive Officer, Kellogg Company	67	2011	✓	Audit Compensation (Chair)	The Clorox Company

SUCCESSION AND REFRESHMENT In accordance with the Board’s retirement age policy, the Board did not nominate Mr. Thomas to stand for re-election at the Annual Meeting. In anticipation of Mr. Thomas’ retirement from the Board, our Board welcomed Stephanie Pugliese as a Class III director in March 2023, following a thoughtful and comprehensive board succession planning process led by our Nominating, Environmental, Social & Governance Committee (the “NESG Committee”). Ms. Pugliese’s experience as a commercial and strategic business leader with oversight of digital and e-commerce businesses at Under Armour, Inc. and Duluth Holdings, Inc. brings valuable perspective to our Board. Ms. Pugliese is serving on our Audit Committee and NESG Committee.

The addition of Ms. Pugliese to our Board increases the Board’s diversity. Following Mr. Thomas’ retirement from our Board in May 2023, our Board composition will be:

PROXY SUMMARY (CONTINUED)

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board is committed to maintaining a strong corporate governance program designed to promote the long-term interests of our stockholders and strengthen Board and management accountability. As a company, we are committed to core values that reflect a strong culture of integrity and accountability. These practices are reflected in our corporate governance policies, which are described in more detail on pages 12-20 of the Proxy Statement and highlighted below:

Independent Board (90%), except our CEO	Independent Chair of the Board

Three women and two ethnically/racially diverse directors (50% of the Board members are diverse following Mr. Thomas’ retirement)	Regular executive sessions of non-management directors

Majority vote in uncontested director elections, with a resignation policy	Proxy access bylaw allows for 3% stockholders to nominate the greater of two directors or 20% of the board

The Board has a policy that it generally will not re-nominate a director for election following her or his 72nd birthday	Five new Board members added since 2019 demonstrating the Board’s commitment to Board refreshment and succession planning

Active engagement and oversight by Board of Company strategies and risks	Board oversight of ESG programs and related risks and publication of ESG report

Robust stock ownership guidelines for directors and prohibition on hedging and pledging of Company stock	Annual Board and committee evaluations

ENVIRONMENTAL, SOCIAL AND GOVERNANCE HIGHLIGHTS

Our Board of Directors is committed to overseeing our ESG initiatives throughout Fortune Brands. We dedicate significant resources toward developing innovative products that positively impact the lives of our consumers, and to produce these products using increasingly sustainable methods. We are committed to being a good corporate citizen by ensuring high safety standards for our associates, fostering an inclusive culture and giving back to our larger communities. We believe that the high standards by which we conduct our business will help us to build on our strengths and continually improve how we measure and monitor our progress on ESG-related initiatives.

Our philosophy is to have a holistic ESG program, integrated throughout our businesses, that focuses on what matters to our Company and its stakeholders, with the goal of continual improvement.

Safety Safety is integral to Company culture and is a top priority, as reflected in our goal of zero safety incidents and through our efforts to create an injury-free workplace.

Diversity, Equity & Inclusion (“DEI”) We continued to advance our DEI strategy and initiatives during 2022. Recent additions to the Company’s leadership team shows the Board’s and management’s commitment to increasing representation of professionals of color and women. In addition, we expanded our employee resource groups and continued to offer unconscious bias learning programs throughout the organization during 2022. We are committed to making employment data publicly available to our stakeholders and will make our EE0-1 report available on our website later this year and following our next filing with the U.S. Equal Employment Opportunity Commission.

PROXY SUMMARY (CONTINUED)

Please see the resources available on our website at https://www.fbin.com/corporate-responsibility/esg-reporting. Our 2022 ESG Report will be available on our website in the second quarter of 2023. Information provided on the Company’s website is not incorporated by reference into this Proxy Statement.

COMPENSATION HIGHLIGHTS

PAY FOR PERFORMANCE Our executive compensation program is designed to reward named executive officers (“NEOs”) for the achievement of both strategic and operational goals that support the creation of long-term stockholder value. The vast majority of each NEO’s annual target compensation is at-risk because most compensation paid to our NEOs is dependent upon Company performance and/or stock price. In 2022:

•	88% of the CEO’s total target compensation was pay-at-risk;

•	75% of the other NEOs’ (on average) total target compensation was pay-at-risk; and

•	50% of the annual equity awards granted to NEOs in 2022 were granted in the form of performance share awards (“PSAs”) with vesting based on three-year performance targets.

Over the past five years, our stockholders have overwhelmingly supported our executive compensation program, with an average approval of approximately 93% of the votes cast for the Company’s annual say on pay vote.

COMPENSATION PRACTICES The Compensation Discussion & Analysis (“CD&A”) section beginning on page 23 includes additional detail on the following compensation highlights:

Long-term focus and stockholder alignment through equity compensation	No problematic pay practices and historically strong stockholder support for say on pay (93% average over the last five years)

Robust stock ownership guidelines	Prohibition on hedging and pledging of Company stock

Executive compensation subject to a clawback policy	No single trigger change in control severance arrangements

Limited perquisites	No excise tax gross ups

PROPOSAL 1 – ELECTION OF DIRECTORS

Summary of Qualification of Directors

The Board has identified certain qualifications that are required of all directors. Additionally, the Board seeks to maintain a diverse set of skills, knowledge, experiences, backgrounds and viewpoints represented on our Board as a whole, but not necessarily by each individual director.

Qualifications Required of All Directors

Experience	Personal Attributes
• Considerable amount of education	• Excellent business judgment
• Extensive executive leadership experience or business management experience	• Strong commitment to the Company’s goal of maximizing stockholder value
• Knowledge about issues affecting, or that may in the future affect, the Company	• High level of integrity and ethics

Specific Qualifications, Expertise and Key Skills Represented on the Board

Qualifications, Expertise and Key Skills

•   Consumer products expertise

•   Financial and/or accounting expertise

•   Public company experience as a chief executive, chief operating or chief financial officer

•   Public company board experience

•   Diversity of skill, background, race, gender and viewpoint

Election of Directors

The Board currently consists of 11 members and is divided into three classes, each having three-year terms that expire in successive years. Ms. Stephanie Pugliese was appointed by the Board to serve as a Class III Director effective in March 2023. The term of each director currently serving in Class III (Messrs. Nicholas I. Fink, A.D. David Mackay, David M. Thomas and Ms. Pugliese) expires at the Annual Meeting. The Board has nominated Messrs. Fink and Mackay and Ms. Pugliese for a new term of three years expiring at the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Mr. Thomas will not stand for re-election and will retire immediately following the Annual Meeting. Mr. Thomas has served as a valuable member of our Board since 2011, serving in positions as non-executive chairman, lead independent director and chair of the NESG Committee over the course of his tenure. We thank him for his dedicated service to the Company and the Board. Following Mr. Thomas’ retirement, the number of directors will be reduced from 11 to 10 members.

Each of the nominees has consented to be named as a nominee and to serve as a director, if elected. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named in the enclosed proxy card will vote for the substitute nominee designated by the Board. Shares cannot be voted for more than the number of nominees proposed for re-election.

The names of the nominees (Class III) and the current Class I and Class II directors, along with their present positions, their principal occupations and employment during the last five years, any directorships held with other public companies or registered investment firms during the past five years, their ages and the year first elected as a director of the Company, are set forth below. Each director’s individual qualifications and experiences that contribute to the Board’s effectiveness as a whole are also described in the following paragraphs.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

2023 NOMINEES FOR ELECTION - CLASS III DIRECTORS – TERM EXPIRING 2026

Nicholas I. Fink

Director since: 2020

Age: 48

Committees: Executive

Biography:

Chief Executive Officer of Fortune Brands Innovations, Inc. since January 2020; President & Chief Operating Officer of Fortune Brands from March 2019 to January 2020; President of Fortune Brands Global Plumbing Group from August 2016 to March 2019.

Current Public Company Boards:

Constellation Brands, Inc.

Skills & Qualifications

Mr. Fink’s leadership as Chief Executive Officer of the Company and his significant international and consumer brand and business operating experience, as well as his mergers and acquisitions and strategy expertise provide him with intimate knowledge of our operations, the opportunities for growth and the challenges faced by the Company. He joined the Company as Senior Vice President, Global Growth & Corporate Development in June 2015 and held several leadership positions within the Company’s operations prior to being named Chief Executive Officer in 2020. Mr. Fink has successfully navigated the Company and its leaders through the COVID-19 pandemic and continues to transform our Company for future growth. Prior to joining Fortune Brands, Mr. Fink held key leadership positions at Beam Suntory, Inc., including President of Asia Pacific/South America of Beam Suntory, Inc., a global spirits company.

A.D. David Mackay

Director since: 2011

Independent

Age: 67

Committees: Audit, Compensation (Chair); Executive

Biography:

Retired since January 2011; President and Chief Executive Officer of Kellogg Company, a packaged foods manufacturer, prior thereto.

Current Public Company Boards:

The Clorox Company

Skills & Qualifications

Mr. Mackay held various key executive positions with Kellogg Company including Chief Executive Officer and Chief Operating Officer, bringing to our Board the perspective of a leader who faced a similar set of external economic, social and governance issues to those that face our Company. Mr. Mackay also has significant international business experience, as well as extensive board experience. His prior Board experience serving as both an executive Chairman (Kelllogg Co.) and non-executive Chairman (Beam, Inc.) on public company boards and his previous leadership roles provide him with expertise in executive compensation and succession planning matters. Mr. Mackay also serves on the boards of several non-profit organizations.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

Stephanie Pugliese

Director since: 2023

Independent

Age: 52

Committees: Audit; NESG

Biography:

Former President, Americas of Under Armour, Inc., a global sportswear brand, from September 2019 to March 2023; President and Chief Executive Officer of Duluth Holdings, Inc., a U.S. retailer of casual wear, workwear, and accessories from November 2015 to September 2019.

Former Public Company Boards:

Duluth Holdings, Inc.

Skills & Qualifications

Ms. Pugliese held various key executive positions with Under Armour, Inc. and Duluth Holdings, Inc., bringing to our Board the perspective of a leader who has had international commercial, operational, and strategic responsibilities including oversight for digital and e-commerce businesses and marketing. She has served as a public company chief executive officer and board member of Duluth Holdings, Inc.

The Board of Directors recommends that you vote FOR the election of each nominee named above.

CLASS I DIRECTORS – TERM EXPIRING 2024

Ann Fritz Hackett

Director since: 2011

Independent

Age: 69

Committees: Compensation; NESG

Biography:

Retired since January 2020. Strategy Consulting Partner and Co-founder of Personal Pathways, LLC, a company providing web-based enterprise collaboration platforms, from 2015 through January 2020. Prior to her role at Personal Pathways, she was President of Horizon Consulting Group, LLC, a strategic and human resource consulting firm founded by Ms. Hackett in 1996.

Current Public Company Boards:

Capital One Financial Corporation and MasterBrand, Inc.

Skills & Qualifications:

Ms. Hackett has extensive experience in leading companies that provided strategic, organizational and human resource consulting services to boards of directors and senior management teams. She has experience leading change initiatives, risk management, talent management and succession planning and in creating performance-based compensation programs, as well as significant international experience and technology experience. Ms. Hackett also has extensive international experience, including spending years working in the United Kingdom, Africa and Switzerland. Ms. Hackett also has extensive board experience, including serving as chair of two other public company compensation committees and three other public company governance committees. She also serves as the lead independent director of Capital One Financial Corporation.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

John G. Morikis

Director since: 2011

Independent

Age: 59

Committees: Audit; Compensation

Biography:

Chairman since January 2017 and Chief Executive Officer since January 2016 of The Sherwin-Williams Company, a manufacturer of paint and coatings products. President and Chief Operating Officer of The Sherwin-Williams Company prior thereto.

Current Public Company Boards:

The Sherwin-Williams Company

Skills & Qualifications:

Mr. Morikis’ experience as a Chief Executive Officer and a Chief Operating Officer of The Sherwin-Williams Company, and his more than 30 years of experience with a consumer home products company, brings to our Board the perspective of a leader who faces similar external economic issues that face our Company. His experience actively serving as Chairman and Chief Executive Officer of The Sherwin-Williams Company also provides him with valuable insight into board operations and provides him with expertise into accounting, executive compensation and succession planning and ESG matters. Mr. Morikis also serves on the board of the Joint Center for Housing Studies of Harvard University and other non-profit organizations.

Jeffery S. Perry

Director since: 2020

Independent

Age: 57

Committees: Audit; NESG

Biography:

Founder and CEO of Lead Mandates LLC, a business and leadership advisory firm; Retired since October 2020 from Ernst & Young LLP, a leading global professional services firm, where he served as EY Global Client Service Partner for major consumer product accounts from April 2014 to October 2020 and as Americas Operational Transaction Services Practice Leader prior thereto.

Current Public Company and Registered Investment Company Boards:

MasterBrand, Inc. and Equitable Funds

Skills & Qualifications:

Mr. Perry has extensive experience as a strategic, operational and financial advisor helping boards of directors and management teams. He held several senior positions with Ernst & Young and A.T. Kearney Inc. and is the founder and Chief Executive Officer of Lead Mandates LLC. Mr. Perry brings to our Board relevant experience and perspectives in mergers, acquisitions, integrations, divestitures, business transformations and consumer products. He serves as chair of the NESG Committee of MasterBrand, Inc. and as a Board member of the Chicago Chapter of the National Association of Corporate Directors and other non-profit organizations.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

Ronald V. Waters, III

Director since: 2011

Independent

Age: 70

Committees: Audit (Chair); NESG; Executive

Biography:

Retired since May 2010; President and Chief Executive Officer of LoJack Corporation, a provider of tracking and recovery systems, prior thereto.

Current Public Company Boards:

Paylocity Holding Corporation

Former Public Company Boards:

HNI Corporation

Skills & Qualifications:

Mr. Waters has considerable executive leadership and financial management experience and brings significant financial and accounting expertise to our Board. He served as Chief Executive Officer and Chief Operating Officer at LoJack Corporation, a premier technology company, and as Chief Operating Officer and Chief Financial Officer at Wm. Wrigley Jr. Company, a leading confectionary manufacturing company. Mr. Waters also has extensive board experience, including by serving on the compensation committee of Paylocity Holding Corporation and the audit committee of HNI Corporation and Paylocity Holding Corporation.

CLASS II DIRECTORS – TERM EXPIRING 2025

Susan S. Kilsby

Director since: 2015

Independent,

Non-Executive Chair

Age: 64

Committees: Compensation; NESG; Executive (Chair)

Biography:

Retired since May 2014; Senior Advisor at Credit Suisse AG, an investment banking firm, prior thereto.

Current Public Company Boards:

Diageo plc and Unilever plc

Former Public Company Boards:

Shire plc, Goldman Sachs International, BBA Aviation plc, BHP Group plc and BHP Limited

Skills & Qualifications

Ms. Kilsby has a distinguished global career in investment banking and brings extensive mergers and acquisitions, finance and international business experience to the Board. In addition to serving as a Senior Advisor, Ms. Kilsby also served as Managing Director of European Mergers and Acquisitions at Credit Suisse. She also held a variety of senior positions with The First Boston Corporation, Bankers Trust and Barclays de Zoete Wedd. Ms. Kilsby also has extensive board experience, including serving as Chair of Shire plc for five years. She also serves on multiple non-profit boards and as a member of the Takeover Panel, a UK independent body that regulates takeovers in the United Kingdom for the purpose of ensuring fair treatment for shareholders and an orderly framework for takeover bids. Her extensive history of board and committee service provides her with expertise in board oversight and function of its committees.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

Amit Banati

Director since: 2020

Independent

Age: 54

Committees: Audit; Compensation

Biography:

Vice Chair and Chief Financial Officer of Kellogg Company, a packaged foods manufacturer, from January 2023 to Present; Senior Vice President and Chief Financial Officer of Kellogg Company from July 2019 to January 2023; President - Asia Pacific, Middle East, Africa of Kellogg Company from March 2012 to July 2019.

Skills & Qualifications

Mr. Banati has extensive executive leadership, operations and financial management experience in leading consumer products companies, both domestically and internationally, working extensively across the Asia Pacific region, particularly in Australia, India, China, Japan, Korea, Southeast Asia and Singapore. He brings to our Board the perspective of a leader with extensive international experience in the consumer products industry. As the Chief Financial Officer of Kellogg Company, he also brings significant financial and accounting expertise to our Board.

Irial Finan

Director since: 2019

Independent

Age: 65

Committees: Compensation; NESG

Biography:

Retired since April 2018; Consultant to the CEO of The Coca-Cola Company, a beverage company, from January 2018 to March 2018; Executive Vice President of The Coca-Cola Company and President of Coca-Cola Bottling Investments Group, a bottling operations company, from August 2004 to December 2017.

Current Public Company Boards:

Smurfit Kappa Group plc

Former Public Company Boards:

Coca-Cola Bottlers Japan Holdings, Inc. and Coca-Cola European Partners plc

Skills & Qualifications

Mr. Finan’s experience as an Executive Vice President of The Coca-Cola Company and President of its worldwide bottling operations, as well of his years of international consumer products experience, brings to our Board the perspective of a leader with extensive international operational leadership experience in the consumer products industry. Mr. Finan has extensive board experience, including serving as Chair of Smurfit Kappa Group plc. He also serves on multiple non-profit boards.

CORPORATE GOVERNANCE

Fortune Brands is committed to maintaining strong corporate governance practices that are good for our stockholders and our Company. We are dedicated to maintaining these practices and upholding high standards of conduct.

Corporate Governance Principles

The Board maintains a set of Corporate Governance Principles which describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, Board meeting procedures, the establishment of Board committees, management succession planning process and review of risks. The Corporate Governance Principles, which were enhanced in December 2022, most notably to include a Director Code of Conduct, are available at https://ir.fbin.com/governing-high-standards.

Director Independence

The Company’s Corporate Governance Principles provide that a majority of the members of the Board shall be independent directors. New York Stock Exchange requirements, as well as the Company’s committee charters, require that each member of the Audit, Compensation and NESG Committees be independent. The Board applies the definition of independence found in the New York Stock Exchange Listed Company Manual in determining which directors are independent. When determining each director’s independence, the Board also considered charitable contributions made by the Company to organizations with which each director is affiliated. The Company’s Corporate Governance Principles were enhanced in 2022 to ensure that each independent director promptly discloses to the Board any existing or proposed relationships or transactions that could impact his or her independence.

Applying that definition, Messrs. Banati, Finan, Mackay, Morikis, Perry, Thomas, Waters and Mses. Hackett, Kilsby and Pugliese were affirmatively determined by the Board to be independent. Due to Mr. Fink’s employment with the Company, he is not considered independent.

Policies with Respect to Transactions with Related Persons

The Board adopted a Code of Business Conduct and Ethics which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company’s employees, officers and directors (the “Code of Conduct”). The Board has established a Compliance Committee (comprised of management) which is responsible for administering and monitoring compliance with the Code of Conduct (other than monitoring director compliance which is the responsibility of the NESG Committee). The Compliance Committee periodically reports on the Company’s compliance efforts to the Audit Committee and the Board.

The Board has also established a Conflicts of Interest Committee (comprised of management) which is responsible for administering, interpreting and applying the Company’s Conflicts of Interest Policy, which describes the types of relationships that may constitute a conflict of interest with the Company. Under the Conflicts of Interest Policy, directors and executive officers are responsible for reporting any potential related person transaction (as defined in Item 404 of Regulation S-K) to the Conflicts of Interest Committee in advance of commencing a potential transaction. The Conflicts of Interest Committee will present to the Audit Committee any potential related party transaction. The Audit Committee will evaluate the transaction, determine whether the interest of the related person is material and approve or ratify, as the case may be, the transaction. In addition, the Company’s executive officers and directors annually complete a questionnaire on which they are required to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires, and, if a related person transaction is reported by a director or executive officer, submits the transaction for review by the Audit Committee. The Conflicts of Interest Committee also reviews potential conflicts of interest and reports findings involving any director of the Company to the NESG Committee.

CORPORATE GOVERNANCE (CONTINUED)

The NESG Committee will review any potential conflict of interest involving a member of the Board to determine whether such potential conflict would affect that director’s independence.

Certain Relationships and Related Transactions

Since January 1, 2022, the Company did not participate in any transactions in which any of its directors or executive officers, any immediate family member of any of its directors or executive officers, or any beneficial owner of more than 5% of the Company’s common stock, had a direct or indirect material interest.

Anti-Hedging and Anti-Pledging Policy

The Company has a policy prohibiting directors and executives from hedging or pledging Company stock, including Company stock held indirectly, and from engaging in any derivative transactions designed to offset the decrease or increase in the market value of the Company’s stock.

Board Refreshment and Succession

The Board believes that Board refreshment and director succession are important to ensuring that Board composition is aligned with the needs of the Company and the Board. The Board also believes that continuity is critical to the effectiveness of the Board as a group over time and allows directors to develop a deeper understanding of the Company. The NESG Committee assesses the composition of the Board and aims to strike a balance between Board members with longer term service and newer members who bring a fresh perspective.

As part of the Board’s succession planning process and in anticipation of Mr. Thomas’ retirement from the Board following the Annual Meeting, the Board appointed Stephanie Pugliese as a Class III director. The Board’s strong commitment to succession and refreshment have been demonstrated over the last four years by adding five new directors. The majority of the director appointments over this period of time also demonstrates the Board’s commitment to increasing racial and gender diversity.

Director Nomination Process

The NESG Committee is responsible for, among other things, screening potential director candidates, recommending qualified candidates to the Board for nomination, assessing director independence and evaluating whether the Board and its committees are functioning effectively.

When identifying director candidates, the NESG Committee determines whether there are any evolving needs that require an expert in a particular field or other specific skills or experiences. When evaluating director candidates, the NESG Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, leadership, conflicts of interest, integrity, ethics, original thinking and commitment to the goal of maximizing stockholder value, as well as diversity of background and experiences of the Board as a whole. The Committee also focuses on education, professional experience and differences in viewpoints and skills. To align with the Company’s DEI initiatives and investor priorities, the NESG Committee instructed its search firm to include a diverse slate of candidates by including individuals that are diverse in gender and race when searching for new director candidates during 2022. Ms. Pugliese was identified as a potential director candidate through a third-party search firm. As a result of the Board’s succession planning process, the Board appointed an additional female director, increasing the Board’s gender diversity to 30% when taking into account Mr. Thomas’s planned retirement at the Annual Meeting.

With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are considered. The Board generally will not re-nominate a director at the annual meeting of stockholders following his or her 72nd birthday; however, the Board has the discretion to re-nominate a director after reaching age 72 if it believes that nomination is in the best interest of the Company’s stockholders.

CORPORATE GOVERNANCE (CONTINUED)

In connection with future director elections, or any time there is a vacancy on the Board, the NESG Committee may retain a third-party search firm to assist in identifying qualified candidates who meet the needs of the Board at that time. The Board is committed to the inclusion of diverse candidats when conducting a director candidate search; however, in considering candidates for the Board, the NESG Committee considers the entirety of each candidate’s credentials in the context of these standards.

It is the NESG Committee’s policy to consider director candidates recommended by stockholders, if such recommendations are properly submitted to the Company. Stockholders that wish to recommend an individual as a director candidate for consideration by the NESG Committee can do so by writing to the Secretary of Fortune Brands at 520 Lake Cook Road, Deerfield, Illinois 60015. Recommendations must include the recommended candidate’s name, biographical data and qualifications, as well as other information that would be required if the stockholder were actually nominating the recommended candidate pursuant to the procedures for such nominations provided in our Bylaws. The NESG Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the NESG Committee. The NESG Committee may contact the stockholder making the recommendation to discuss the qualifications of the candidate and the stockholder’s reasons for making the recommendation. Members of the NESG Committee may then interview the candidate if the committee deems the candidate to be appropriate. The NESG Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board. For a stockholder to directly nominate a candidate for director, such stockholder must follow the procedures set forth in the Company’s Bylaws.

The nomination process is designed to ensure that the NESG Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established under the Company’s Corporate Governance Principles.

Board and Committee Evaluation Process

To increase the effectiveness and provide an opportunity to improve processes and effectiveness, the NESG and the Chair of the Board facilitate an annual evaluation of the Board and its committees. The evaluation typically includes both an interview of each director relating to topics including the function and culture of the Board and its committee’s and performance, the Board’s oversight, responsibilities and resources. In 2022, the Chair of the Board led this process, the results of which were discussed with the Board.

Director Orientation and Continuing Education

The Board is briefed regularly on a variety of topics such as industry updates, corporate governance developments, the Company’s regulatory environment, applicable federal securities and state corporate laws, financial principles and standard accounting procedures. In addition, the Corporate Governance Principles provide for the Company to make external continuing education opportunities available to directors and reimburse costs incurred while furthering their education. New directors participate in comprehensive orientation sessions that are designed to familiarize them with the Company’s strategic plans, operations, financial information and governance, among other relevant topics. This orientation program is considered an essential part of the director onboarding process. New director orientation is tailored to complement the background of the new director. These activities are designed to ensure that the Board remains knowledgeable about the most important issues affecting our Company and its businesses.

In 2022, several directors participated in external continuing education focused on a variety of topics, including corporate governance, ESG developments, leadership succession planning, the lead director function, audit committee functions, and enterprise risk management and innovation.

CORPORATE GOVERNANCE (CONTINUED)

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chief Executive Officer or the Secretary of Fortune Brands at 520 Lake Cook Road, Deerfield, Illinois 60015. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to the Chairman of the Board, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his or her discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

The Board of Directors has determined that is in the best interests of our stockholders to have an independent, non-executive chair serve as the Company’s Board Chair at this time. This leadership structure aids the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities. The non-executive Chair has the responsibility of presiding over all meetings of the Board, consulting with the Chief Executive Officer on Board meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chief Executive Officer and advising him or her on the efficiency of Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles. In addition, the Company’s non-executive Chair facilitates the Board’s annual performance assessment of the Chief Executive Officer.

The Board does not believe that a single leadership structure is right at all times, so the Board periodically reviews its leadership structure to determine, based on the circumstances at the time, whether other leadership structures might be appropriate for the Company. The Board has been and remains committed to maintaining strong corporate governance practices and appropriate independent oversight of management. If, in the future, the Board appoints an executive chair or any other non-independent director as chair, the Board will elect an independent director to serve as the Lead Director. The duties of the Chair of the Board and Lead Director are further described in our Corporate Governance Principles.

Executive Sessions

Pursuant to the Company’s Corporate Governance Principles, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management and are led by the Non-Executive Chair. During 2022, Ms. Kilsby led these sessions. In addition, Board committees also meet in executive session periodically as deemed appropriate by such committee.

Risk Management

The responsibility for the day-to-day management of risks lies with the Company’s management team; however, the Board has an active role, as a whole and also at the committee level, in overseeing the strategy and process for managing the Company’s risks. Management regularly reviews information regarding the Company’s business strategy, resource allocation, credit, liquidity and operations, talent development, succession and DEI, as well as the risks associated with each, with the full Board. The Company’s overall risk management program consists of periodic management discussions analyzing and mitigating risks, an annual review of risks associated with each of the Company’s businesses and an annual review of risks related to the Company’s compensation programs and practices.

The Audit Committee oversees management of the Company’s financial and operational risks. In addition, the Audit Committee oversees the enterprise risk management program, which identifies both external risks (i.e., economic) and internal risks (i.e., strategic, operational, financial and compliance, including climate-related),

CORPORATE GOVERNANCE (CONTINUED)

assesses and ranks these risks according to the likelihood of occurrence and the potential monetary impact. It also assesses the Company’s plans to mitigate such risks. Annually, management identifies and assesses the enterprise risk management program, which the Audit Committee reviews. Cybersecurity-related risks and certain climate-related risks, such as physical risk to our operations and supply chains and commodity price volatility resulting from severe weather events caused climate change and new regulations designed to protect the environment, are some of the external risks assessed in the enterprise risk management program. Management also provides the Audit Committee with quarterly updates on the Company’s risks. The Company has a comprehensive enterprise-wide cybersecurity program aligned to the U.S. Department of Commerce National Institute of Standards and Technology Cybersecurity Framework industry standards and maintains security risk insurance coverage to defray the costs of potential information security breaches. The Company conducts automated online training twice a year for its employees and mock phishing campaigns on a regular basis throughout the year. The Company’s cybersecurity team provides regular updates to our senior executives and typically reports twice a year to the Audit Committee on the status of the Company’s security posture and our efforts to identify and mitigate cybersecurity risks. In 2022, the Company’s chief information officer also reported to the full Board on the Company’s cybersecurity programs and risk mitigation efforts.

The Compensation Committee is responsible for overseeing the management of risks relating to the compensation paid to the Company’s executives and the Company’s compensation plans. Annually, the Compensation Committee’s independent compensation consultant conducts an assessment of the risks associated with the Company’s executive compensation policies and practices. The compensation consultant conducts a more extensive review of all of the Company’s broad-based compensation incentive arrangements every few years. In 2022, the compensation consultant conducted a review of the Company’s executive compensation arrangements. For more information about that assessment see “Compensation Risks” below.

The NESG Committee manages risks associated with the independence of the Board, potential conflicts of interest of Board members and the Company’s corporate governance structure. In addition, the NESG Committee oversees the Company’s ESG programs, initiatives and related risks, which include the Company’s environmental, health and safety, DEI, philanthropy, global citizenship and other social and governance programs and policies. Management reports to the NESG Committee on the Company’s safety programs and statistics as well as the Company’s DEI strategy and goals.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about all of the risks described above. The Board’s assignment of responsibility for the oversight of specific risks to its committees enables the entire Board, under the leadership of the Chair and the Chief Executive Officer, to better monitor the risks of the Company and more effectively develop strategic direction, taking into account the magnitude of the various risks facing the Company.

Compensation Risks

The Compensation Committee’s compensation consultant, Willis Towers Watson (“WTW”) conducts an annual assessment of the risks associated with the compensation policies and practices used to compensate the Company’s executives and reports on the assessment to the Compensation Committee. In 2022, the Company’s compensation consultant analyzed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and whether incentive designs include appropriate risk-mitigation provisions. After reviewing the compensation consultant’s analysis, the Compensation Committee concluded that none of the Company’s compensation arrangements encourage excessive risk taking and are consistent with the structure and design of other companies of similar size and industry sector. The Company utilizes the following risk-mitigating design features:

CORPORATE GOVERNANCE (CONTINUED)

•	The Company uses multiple and diverse performance metrics in incentive plans;

•	The upside on payout potential is capped for both short-term and long-term incentives;

•	The Company utilizes multiple long-term incentive vehicles, with PSAs historically having overlapping three-year performance cycles;

•	The majority of an individual’s total compensation mix is not derived from a single component of compensation; and

•	The Company maintains stock ownership guidelines, a policy prohibiting hedging and pledging of Company stock and a formal clawback policy.

As described in our CD&A, compensation decisions are made using a combination of objective and subjective considerations designed to mitigate excessive risk taking by executives.

Meeting Attendance

Each director attended more than 90% of the total meetings of the Board and committees of the Board of which the director was a member during 2022. The Board and its committees held the following number of meetings during 2022:

Pursuant to the Company’s Corporate Governance Principles, all directors are encouraged to attend the Annual Meeting of Stockholders. All of the Company’s then-serving directors attended our 2022 Annual Stockholder Meeting.

Board Committees

The Board has established an Audit Committee, a Compensation Committee, an Executive Committee and an NESG Committee. A list of current Committee memberships may be found on the Company’s website at https://ir.fbin.com/committees-and-charters. The Committee memberships as of the date of this Proxy Statement are set forth below:

Name	Audit	Compensation	Executive	NESG
Amit Banati	X	X
Irial Finan		X		X
Nicholas I. Fink			X
Ann F. Hackett		X		X
Susan S. Kilsby		X	C	X
A. D. David Mackay	X	C	X
John G. Morikis	X	X
Jeffery S. Perry	X			X
Stephanie Pugliese	X			X
David M. Thomas	X		X	C
Ronald V. Waters, III	C		X	X

 An “X” indicates membership on the committee.

 A “C” indicates that the director serves as the chair of the committee.

CORPORATE GOVERNANCE (CONTINUED)

Audit Committee

The Audit Committee’s primary function is to assist the Board in overseeing the (i) integrity of the Company’s financial statements, the financial reporting process and the Company’s system of internal controls; (ii) the Company’s compliance with legal and regulatory requirements; (iii) independence and qualifications of the Company’s external auditors; (iv) performance of the Company’s external and internal auditors; and (v) the Company’s enterprise risk management program, which includes oversight of cybersecurity related risks.

Each member of the Audit Committee (Messrs. Banati, Mackay, Morikis, Perry, Thomas and Waters and Ms. Pugliese) is financially literate. In addition, Messrs. Banati, Mackay, Perry, Thomas and Waters each have accounting or financial management expertise and is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As required by its charter, each Audit Committee member has also been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual.

Compensation Committee

The Compensation Committee’s primary function is to assist the Board in attracting and retaining high quality leadership by (i) developing and critically reviewing the Company’s executive compensation program design and pay philosophy; and (ii) setting the compensation of the Company’s executive officers in a manner that is consistent with competitive practices and Company, business segment and individual performance.

As required by its charter, each member of the Compensation Committee (Messrs. Banati, Finan, Mackay and Morikis and Mses. Hackett and Kilsby) has been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has (i) served as one of the Company’s officers or employees, or (ii) had a relationship requiring disclosure under Item 404 of Regulation S-K.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data to be used by the Compensation Committee in determining executive compensation. In addition, members of the Company’s human resources department assist in the preparation of executive compensation tally sheets and historical information describing compensation paid to executives, program design and plan provisions, and the Compensation Committee’s independent consultant provides market data for use in determining executive compensation. The Compensation Committee is presented with recommendations from management and from the Committee’s independent compensation consultant as to the level and type of compensation and related program designs provided to the Company’s executive officers. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation.

The Chief Executive Officer attends meetings of the Compensation Committee, except for portions of meetings where his performance or compensation is being discussed. The Chief Executive Officer’s feedback on each officer’s performance is essential in the Compensation Committee’s determination of the officer’s salary, target annual incentive and long-term equity compensation determinations. See pages 23-35 of this Proxy Statement for more information about how the Compensation Committee determined the executive officers’ compensation in 2022.

CORPORATE GOVERNANCE (CONTINUED)

Compensation Committee Consultant

WTW has served as the Compensation Committee’s outside compensation consultant since 2020. In 2022, WTW received fees of approximately $586,000 for executive compensation-related services provided to the Compensation Committee. WTW also provided certain human capital, benefits and corporate risk and brokering services to the Company for which WTW received approximately $1.28 million. The Compensation Committee did not review or approve these additional services provided by WTW to the Company because they are of the type directly secured by management in the ordinary course of business. In their capacity as outside compensation consultant, WTW reported directly to the Compensation Committee and provided the following services and information to the Compensation Committee:

•

Made recommendations as to best practices for structuring executive pay arrangements and executive compensation (including the amount and form of compensation) consistent with the Company’s business needs, pay philosophy, market trends and latest legal, regulatory and governance considerations;

•	Performed an assessment of the Company’s compensation peers;

•

Made recommendations as to non-employee director and executive compensation best practices, pay arrangements, short and long term incentive program design, equity compensation and conversion and compensation peer group decisions relating to the Separation and the Company’s reorganization;

•

Provided market data (including compiling compensation data and related performance data) as background for decisions regarding the compensation of the Chief Executive Officer and other executive officers;

•	Performed an assessment of risks associated with the Company’s compensation structure and design; and

•

Attended Compensation Committee meetings (including executive sessions without the presence of management) and summarized alternatives for compensation arrangements that may have been considered in formulating final recommendations, as well as the consultant’s rationale for supporting or opposing management’s proposals.

Executive Committee

The Executive Committee has all the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. The Executive Committee may not amend the Company’s charter, adopt an agreement of merger, recommend actions for stockholder approval, amend or repeal the Bylaws, elect or appoint any director or remove an officer or director, amend or repeal any resolutions of the Board, fix the Board’s compensation, and unless expressly authorized by the Board, declare a dividend, authorize the issuance of stock or adopt a certificate of merger.

Nominating, Environmental, Social and Governance Committee

The NESG Committee’s primary functions are to (i) provide recommendations to the Board with respect to the organization and function of the Board and its committees; (ii) recruit, identify and recommend qualified potential director candidates and nominees; (iii) review the qualifications and independence of directors and provide recommendations to the Board regarding composition of the committees; (iv) develop and recommend to the Board a set of corporate governance principles; (v) oversee the process of the evaluation of the Board and management; and (vi) oversee the Company’s environmental, social and governance programs, policies and related risks. The NESG Committee also makes recommendations to the Board regarding the level and composition of compensation for non-employee directors and grants annual equity awards to non-employee directors.

As required by its charter, each member of the NESG Committee (Messrs. Finan, Perry, Thomas and Waters and Mses. Hackett, Kilsby and Pugliese) has been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual.

CORPORATE GOVERNANCE (CONTINUED)

Other Corporate Governance Resources The Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Senior Financial
Officers are available on the Company’s website at https://ir.fbin.com/governing-high-standards. The charters of each committee are also available on the Company’s website at https://ir.fbin.com/committees-and-charters. A copy of our ESG report and other ESG resources are also available on the Company’s website at https://www.fbin.com/corporate-responsibility.

DIRECTOR COMPENSATION

Fortune Brands is committed to attracting and retaining qualified and experienced directors to contribute to the Board’s effectiveness and the Company’s goal of maximizing stockholder value. To accomplish this, the Company maintains a non-employee director compensation program that consists of cash retainers and Company stock. Below is a description of the 2022 non-employee director compensation program.

Compensation Element*	Compensation Amount
Cash Retainer	$100,000
Equity Retainer**	$145,000 in Company Common stock
Committee Chair Fee	$15,000 for service as Chair of the Audit Committee, Compensation Committee or the NESG Committee
Committee Membership Fee	$7,500 for service on the Audit Committee, Compensation Committee or the NESG Committee
Board Chair Fee	$200,000
Stock Ownership Guidelines***	Ownership of common stock equivalent to five times the annual cash retainer within five years of joining the Board

*	Cash compensation elements are pro-rated to reflect the portion of the year the director served on the Board or committee, or as Chair of a committee.

**	Directors may elect to defer receipt of their annual stock awards until the January following the year in which the individual ceases serving as a director of the Company.

***	All of our directors currently meet the multiple or fall within the five-year time period allowed to meet the multiple under the Stock Ownership Guidelines.

No changes were made to the non-employee director compensation program during 2022. In May 2022, each non-employee director received an annual stock grant that was determined by dividing the dollar value of the annual stock grant ($145,000) by the closing price of the Company’s stock on the grant date ($73.94), rounded to the nearest share. Accordingly, 1,961 shares of Company stock were granted to each of the then serving non-employee directors.

Due to the Separation and the establishment of a new compensation peer group, the NESG Committee, with the assistance of WTW, assessed the Board’s compensation program, its elements and amounts paid. Based on this assessment, effective beginning in January 2023, the Board eliminated committee membership fees, increased the annual cash retainer to $120,000 per year and increased the value of the annual equity retainer to $160,000.

In connection with the Separation, Ms. Hackett was credited with one notional share of MasterBrand stock under the MasterBrand non-employee director compensation plan for every notional share held in Ms. Hackett’s deferral account under the Company’s Non-Employee Director Deferred Compensation Plan, to reflect her continuing role as a director of the Company and as a director of MasterBrand.

Director Stock Ownership Guidelines

To further align the Board’s interests with those of our stockholders, the Board maintains Stock Ownership Guidelines for non-employee directors. The guidelines encourage non-employee directors to own Company stock with a fair market value equal to five times the annual cash retainer (for 2022, $500,000) and allow directors five years from the date of election to meet the guidelines. Shares owned directly by a director, the director’s spouse,

DIRECTOR COMPENSATION (CONTINUED)

minor children sharing the same home and any trust in which the director is a trustee with voting and/or investment power, as well as any shares that have been granted to a director, but receipt has been deferred pursuant to the Company’s Deferred Compensation Plans, are counted towards ownership. For information about the beneficial ownership of the Company’s securities held by directors and executive officers, see “Certain Information Regarding Security Holdings” on pages 57-58.

2022 DIRECTOR COMPENSATION*
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Amit Banati	$115,000	$144,996	n/a	n/a	n/a	$5,750	$265,746
Irial Finan	$115,000	$144,996	n/a	n/a	n/a	$ 750	$260,746
Ann F. Hackett	$115,000	$144,996	n/a	n/a	n/a	$1,300	$261,296
Susan S. Kilsby	$315,000	$144,996	n/a	n/a	n/a	$ 812	$460,808
A.D. David Mackay	$130,000	$144,996	n/a	n/a	n/a	$ 750	$275,746
John G. Morikis	$115,000	$144,996	n/a	n/a	n/a	$5,750	$265,746
Jeffery S. Perry	$115,000	$144,996	n/a	n/a	n/a	$5,750	$265,746
David M. Thomas	$130,000	$144,996	n/a	n/a	n/a	$5,750	$280,746
Ronald V. Waters	$130,000	$144,996	n/a	n/a	n/a	$5,750	$280,746

* Although Mr. Fink serves as member of the Board, he does not receive any additional compensation for such service. Ms. Pugliese is not included in this chart as she did not serve as a director of the Company for any portion of 2022.

(1)

The amounts in this column represent the aggregate grant date fair value of the stock awards granted in 2022, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The grant date fair value on May 3, 2022 (the grant date) was $73.94 per share. As of December 31, 2022, Ms. Hackett and Messrs. Morikis and Thomas had the following number of deferred shares outstanding: 34,815, 5,742, and 2,914, respectively.

(2)

Included in this column are premiums paid for group life insurance coverage and the Company’s match on gifts paid by the director to charitable organizations, both of which are generally available to Company employees, and costs associated with the Company’s concierge health service program and director insurance programs. Under the Company’s matching gift program, the Company makes a 100% match of gifts totaling up to $5,000 annually made by the director to an eligible charitable institution.

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes the Fortune Brands’ executive compensation program and explains how the Compensation Committee made compensation decisions for the following NEOs in 2022*:

Nicholas I. Fink	Patrick D. Hallinan**	Cheri M. Phyfer	Sheri R. Grissom	Hiranda S. Donoghue
Chief Executive Officer	Executive Vice President & Chief Financial Officer	Executive Vice President, Group President	Executive Vice President, Chief Human Resources & Transformation Officer	Executive Vice President, Chief Legal Officer & Secretary

*

Pursuant to SEC disclosure rules, we are required to include Mr. R. David Banyard, former President, Cabinets, and Mr. Brett E. Finley, former President, Outdoors & Security, as additional NEOs although they were no longer serving as executive officers of the Company as of December 31, 2022. In connection with the Separation, Mr. Banyard resigned from the Company on December 14, 2022 in order to assume the position of President and Chief Executive Officer of MasterBrand. As a result of the Company’s restructuring, Mr. Finley’s position was eliminated and he ceased serving as an executive officer on September 6, 2022 and continued in an advisory capacity until December 31, 2022.

**	Mr. Hallinan resigned as Executive Vice President and Chief Financial Officer of the Company effective March 2, 2023.

This CD&A is divided into the following sections:

Section	Page Number
Executive Summary	23
Results of the 2022 Say on Pay Vote	25
Philosophy and Process for Awarding NEO Compensation	26
Types and Amounts of NEO Compensation Awarded in 2022	28

EXECUTIVE SUMMARY

Business Highlights

During 2022, the Company and its management team executed on key transformative initiatives in the face of a challenging economic environment. Despite a slowing market due to interest rate increases and inflation, we successfully completed the Separation of our Cabinets business, rebranded our Company and reorganized our business model under a centralized leadership team. While executing on our transformative initiatives, we also reduced our fixed cost base and maintained investments in our key strategic initiatives, including our digital transformation, brand-building, and incremental capacity, which are viewed as critical to our long-term growth. Our 2022 results were:

*	Attributable to Fortune Brands (inclusive of Cabinets). Please refer to Appendix A for a reconciliation of EPS on a before charges/gains basis to GAAP EPS.

We believe our compensation program is designed to and links compensation to performance as reflected by the impact of the economic environment on our 2022 financial results and compensation earned by NEOs in 2022. We believe that the actions taken by the leadership team in 2022 have positioned the Company to continue to grow and create long-term value for our stockholders. We also believe that our compensation program and the goals used within our program continue to incentivize and reward performance.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2022 Compensation Highlights

The Company’s compensation programs and practices are designed to pay for performance and to align management’s interests with those of the Company’s stockholders while attracting, motivating and retaining superior talent to lead our Company. The Compensation Committee believes that our compensation program incentivizes high performance by providing a significant amount of compensation as equity, utilizing both short-term and long-term incentives tied to Company performance and balancing fixed (base salary) and variable (annual cash incentive and equity) compensation. The material components of our 2022 executive compensation program are summarized in the following chart:

In connection with the Separation, equity awards were adjusted to preserve the intrinsic value of the awards held by the NEOs, with unvested PSAs being converted into time-based RSUs based on projected performance results calculated based on actual performance from the beginning of the applicable performance period through the end of the fiscal quarter immediately preceding the Separation (or September 30, 2022) and expected performance through the remainder of the applicable performance period. Each outstanding equity award remains subject to continued employment through the vesting date of the original awards. Mr. Banyard’s outstanding equity awards were converted into equity awards of MasterBrand, with his unvested Fortune Brands PSAs converting into MasterBrand RSUs based on the same methodology described above.

The Compensation Committee approved a change to the metrics used in our annual incentive plan program by aligning to the use of the same consolidated corporate wide metrics for all executive officers in order to support the Company’s restructured organization beginning in 2023.

(1)

All references to metrics used to determine incentive compensation are shown in this CD&A on an unaudited and before charges/gains basis. See Appendix A for definitions and a description of the methodology of these non-GAAP measures used to determine incentive compensation.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2022 NEO Annual Total Target Compensation

The following chart summarizes annual total target compensation awarded to each NEO in 2022:

Summary of 2022 NEO Annual Total Target Compensation

Named Executive Officer	2022 Annual Base Salary(1)	2022 Annual Incentive Target Value	2022 Long- Term Incentive Award Target Value(2)	2022 Total Target Compensation
Nicholas I. Fink	$1,200,000	$1,560,000	$7,150,000	$9,910,000
Patrick D. Hallinan	$700,000	$630,000	$2,000,000	$3,330,000
Cheri M. Phyfer	$725,000	$582,978	$1,700,000	$3,007,978
Sheri R. Grissom	$505,000	$353,500	$900,000	$1,758,500
Hiranda S. Donoghue	$500,000	$350,000	$900,000	$1,750,000
R. David Banyard, Jr.	$755,000	$641,750	$2,225,000	$3,621,750
Brett E. Finley	$620,000	$496,000	$1,475,000	$2,591,000

(1)	The amounts listed in this column reflect annual base salary in effect as of December 31, 2022, with the exception of Mr. Banyard, which reflects his salary immediately prior to the Separation.

(2)

Includes the value of the annual target incentive equity awards, expressed as the aggregate grant date fair value of PSAs (at target), stock options and RSUs, as determined using the assumptions found in note 13 to the consolidated financial statement contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”).

RESULTS OF THE 2022 SAY ON PAY VOTE

The Compensation Committee and Board value the input of our stockholders. 92.2% of the votes cast at our 2022 Annual Stockholder Meeting were in support of the Company’s executive compensation program.

Over the past five years, our stockholders have overwhelmingly supported our executive compensation program, with an average approval of approximately 93% of the votes cast for the Company’s annual say on pay vote. The Compensation Committee interpreted the high level of stockholder support as endorsement of the Company’s executive compensation program and did not make any changes to the Company’s executive compensation program in response to the 2022 Say on Pay vote.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

PHILOSOPHY AND PROCESS FOR AWARDING NEO COMPENSATION

Philosophy of the Executive Compensation Program

Our executive compensation program is designed to reward NEOs for the achievement of both short-term and long-term financial, strategic and operational goals that lead to the creation of long-term stockholder value. The 2022 executive compensation program was designed to:

2022 Compensation Peer Group and Market Data

The Compensation Committee uses compensation data from a group of similarly sized peer companies to evaluate our compensation arrangements (the “Peer Group”). With the help of the Compensation Committee’s consultant, each year the Committee reviews the Peer Group and decides whether any changes should be made. As recommended by WTW, the Compensation Committee did not make any changes to the Peer Group used to evaluate 2022 compensation decisions. The Peer Group consisted of the following companies:

2022 Peer Group
• Allegion plc	• Lennox International Inc.	• RPM International Inc.
• A.O. Smith Corporation	• Masco Corporation	• The Sherwin-Williams Company
• Ball Corp.	• Mohawk Industries, Inc.	• Snap-On Inc.
• Borgwarner Inc.	• Newell Brands Inc.	• Stanley Black & Decker, Inc.
• Dover Corp.	• Owens Corning	• Trane Technologies plc
• JELD-WEN Holding, Inc.	• Parker-Hannifin Corp.	• Whirlpool Corporation
• Leggett & Platt, Incorporated	• Pentair plc

FORTUNE BRANDS vs. PEER GROUP (1)

(1) Reflects 2021 fiscal year-end results, which were used at the time the Peer Group was compiled.

WTW provided the Compensation Committee with market data to consider in setting each element of compensation of the NEOs for 2022. This market data primarily consisted of revenue-size-adjusted general industry data received from WTW, supplemented with peer group proxy data.

The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance, peer compensation levels, experience and impact of individual executives, and individual performance. In determining executive compensation, the Compensation Committee considers all forms of compensation and uses tools – such as tally sheets and market data – to review the value delivered by each component of compensation. When evaluating total target compensation, the Compensation Committee generally strives to set NEO compensation around the 50th percentile of the market data. The Compensation Committee may, however, determine that it is appropriate for total target compensation or any particular element of compensation to exceed or fall below the 50th percentile of the market data for an NEO. The factors that might influence the amount of compensation awarded include market competition for a particular position, the strategic importance of the position, retention considerations, an individual’s performance, possession of a unique skill or knowledge set, proven leadership capabilities and internal pay equity.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2023 Compensation Peer Group and Market Data

In 2022, the Compensation Committee determined that the Peer Group would need to be adjusted to align with the Company’s refined market and peers following the completion of the Separation. The criteria used to evaluate and select the 2023 Peer Group included comparable sized companies (based on revenue) that were more aligned with our business strategies, such as companies that manufacture household products and provide specialized consumer services, including security and alarm services, and companies with strong brand recognition and technology enabled products. The criteria used to evaluate and select the 2023 Peer Group also eliminated businesses with less relevance to our Company’s business strategies, such as those in the auto parts and equipment and specialty chemical industries. With the assistance of WTW, the Compensation Committee approved the following Peer Group for use in connection with 2023 compensation decisions:

2023 Peer Group
• Allegion plc	• Mohawk Industries, Inc.	• Tempur Sealy International Inc.
• A.O. Smith Corporation	• Newell Brands Inc.	• The Clorox Company
• ADT Inc.	• Owens Corning	• Trane Technologies plc
• Church & Dwight Co., Inc.	• Resideo Technologies, Inc.	• Whirlpool Corporation
• Leggett & Platt, Incorporated	• Roper Technologies, Inc.	• Xylem Inc.
• Lennox International Inc.	• Snap-On, Inc.	• Zurn Elkay Water Solutions Corporation
• Masco Corporation	• Stanley Black & Decker, Inc.

Evaluating NEO Performance

All NEOs undergo an annual performance appraisal. For the evaluation of our CEO, the Board conducted a formal evaluation of the CEO’s performance against certain financial, operational, business strategy (including advancing the Company’s ESG and DEI strategies) and personal development objectives established at the beginning of the year. Progress on such objectives is regularly reviewed throughout the year with the Board. At the end of the year, the Board discusses the CEO’s accomplishments and achievement of the goals with the CEO and in executive session without the presence of the CEO. Following the annual performance review, the Compensation Committee utilizes market data provided by the compensation consultant to set the CEO’s annual total target compensation based on the results of the performance assessment. For the other NEOs, the CEO reviews and evaluates each of their performance against strategic, financial and operational goals established at the beginning of the year and then presents his evaluations to the Compensation Committee. The Compensation Committee reviews the CEO’s recommendations and market data from the compensation consultant and then independently sets each of the other NEO’s annual total target compensation.

Maintaining Best Practices

The Compensation Committee maintains policies to protect the interests of our stockholders and follows commonly viewed best practices in corporate governance. The chart below summarizes these policies.

What We Do

✓  Pay for Performance A vast majority of NEO annual total target compensation is tied to Company performance. In 2022, 88% of Mr. Fink’s and 75% (on average) of our other NEOs’ annual total target compensation was pay-at-risk.

✓ Independent Compensation Consultant advises the Compensation Committee on executive compensation matters.
✓ Maximum Payouts on Incentives Annual cash incentive awards and PSA payouts are capped at 200% of target.	✓ Tally Sheets Tally sheets and wealth accumulation analyses are reviewed annually before making compensation decisions.

✓  Double-Trigger in Change in Control Severance benefits are payable upon a change in control only if there is also a qualifying termination of employment. Our equity award agreements also include double-trigger provisions.

✓  Robust Stock Ownership Guidelines We maintain rigorous stock ownership guidelines for NEOs. Executives are required to hold 50% of net shares from the vesting of PSAs and RSUs until the ownership requirement is met.

✓ Clawback Policy The Company may recover all or part of annual cash incentives and equity incentive compensation under certain circumstances.	✓ Executive Sessions The Compensation Committee periodically meets in executive session without the presence of management.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

What We Don’t Do
✘ No Employment Contracts NEOs and other executive officers are employees “at will”. The Company does not have employment contracts with any of its NEOs or other executive officers.

✘ No Hedging or Pledging Directors, NEOs and other executives are prohibited from hedging, pledging or otherwise engaging in derivative transactions designed to offset a decrease or increase in the market value of the Company’s stock.

✘ No Tax Gross Ups NEOs and other executive officers are not entitled to tax gross ups in the event of a change in control or for perquisites (other than relocation expenses).

✘ No Backdating or Repricing of Stock Options Stock options are never backdated or issued with below-market prices. Repricing of underwater stock options without stockholder approval is prohibited (except in the event of certain extraordinary corporate events).

✘ No Excessive Perquisites Perquisites are limited to the executive health program, cybersecurity privacy protection and other benefits generally available to employees, such as company product purchase programs. Certain executives have limited personal use of Company aircraft, subject to reimbursement obligations.

TYPES AND AMOUNTS OF NEO COMPENSATION AWARDED IN 2022

Pay-at-Risk Compensation

As part of 2022 annual target compensation, the Company provided both fixed (base salary) and variable (annual bonus, PSAs, RSUs and stock options) compensation to the NEOs. The vast majority of annual target compensation is at risk because the compensation that is actually paid is dependent upon the Company’s performance or stock price. As a result, the amount of compensation actually paid to an NEO may significantly vary from the NEO’s target compensation.

The following charts show each element of 2022 annual target compensation, including the mix of short-term and long-term incentives, as well as the amount of pay-at-risk for the CEO and the average for the other NEOs. These charts illustrate annual target compensation.

As shown in the charts above, a significant portion of the compensation granted to our NEOs was equity and pay-at-risk. Equity grants represented 72% of Mr. Fink’s annual total target compensation and 56% (on average) of the other NEOs’ annual total target compensation for 2022. 88% of Mr. Fink’s annual total target compensation for 2022 was pay-at-risk and 75% (on average) of the other NEOs’ annual total target compensation for 2022 was pay-at-risk.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2022 Compensation

Base Salary

Base salaries provide a fixed level of cash compensation and are paid in order to attract and retain our NEOs. The Compensation Committee sets each NEO’s base salary to be appropriate and commensurate with the NEO’s position, experience and performance.

For 2022, the Compensation Committee increased the annual base salaries for each NEO, other than Ms. Donoghue, to better align with competitive market data and in recognition of each individual’s prior year performance. Ms. Donoghue’s initial base salary was determined at the time she joined the Company in December 2021 based on the competitive market data, the compensation received from Ms. Donoghue’s prior employer and to be comensurate with her experience. As a result of the Company’s transformation and reorganization, Ms. Phyfer was promoted to a newly created position, Executive Vice President and Group President, where she is responsible for the commercial businesses, brands, innovation and product development across our organization. In connection with her promotion to this position in September 2022, she received an increase to her base salary of 12% to bring her compensation in line with market data for a position of similar scope. Below are the 2022 and 2021 annual base salaries for each NEO, effective as of December 31st of the applicable year (or, in the case of Mr. Banyard, his last day of employment with the Company):

Named Executive Officer	December 31, 2021	December 31, 2022
Nicholas I. Fink	$1,160,000	$1,200,000
Patrick D. Hallinan	$680,000	$700,000
Cheri M. Phyfer	$630,000	$725,000
Sheri R. Grissom	$490,000	$505,000
Hiranda S. Donoghue	$500,000	$500,000
R. David Banyard, Jr.	$740,000	$755,000
Brett E. Finley	$600,000	$620,000

Annual Cash Incentive

The Compensation Committee believes that annual cash incentive awards (“bonus”) reinforce a pay for performance culture because the payment is based on the Company’s financial and operational results. Each year, the Compensation Committee sets a percentage of base salary to determine each NEO’s bonus payout at 100% of target.

The Compensation Committee increased the percentage of base salary used to determine the 2022 bonus awards for Messrs. Fink, Hallinan and Banyard and Mses. Phyfer and Grissom from the percentage of base salary used to determine their 2021 bonus awards. The increases were made to better align with market data and for internal pay equity purposes. The Committee did not make any adjustment to the target bonus opportunities for any of the other NEOs. Ms. Donoghue’s annual incentive target was established at the time she joined the Company in December 2021 based on the competitive market data and the Company’s internal pay practices. In connection with Ms. Phyfer’s promotion in September 2022, her target percentage was increased from 85% to 90% to bring her compensation in line with market data for a position of similar scope. As a result, Ms. Phyfer’s 2022 annual cash incentive award was pro-rated to reflect the portion of the year in which her target was set at 85% and 90%, respectively. The target annual bonus opportunities for each of the NEOs in 2022, reflected as a percentage of base salary, were:

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Named Executive Officer	Target Bonus Opportunity as a Percentage of Base Salary 2022
Nicholas I. Fink	130%
Patrick D. Hallinan	90%
Cheri M. Phyfer	90%
Sheri R. Grissom	70%
Hiranda S. Donoghue	70%
R. David Banyard, Jr.	85%
Brett E. Finley	80%

Bonus payouts under the annual cash incentive awards were based on the achievement of applicable performance goals and could have ranged from 0% to 200% of target. To establish challenging performance goals under the annual cash incentive program, the Compensation Committee reviewed the target performance goals and actual results for awards paid in 2021, as well as the 2022 expected growth rate in the home products market, the Company’s three-year operating plan and key assumptions relating to share gains, pricing, material inflation and productivity. For 2022, the Compensation Committee approved the following performance metrics and weighting for bonus awards:

*

For Messrs. Banyard and Finley, this metric was OM for their respective business segments, Cabinets and Outdoors & Security, respectively. For Ms. Phyfer, this metric was Sales Growth Above Market for Water Innovations from January - September 2022.

The bonus awards for each of Messrs. Fink and Hallinan and Mses. Grissom and Donoghue were subject entirely to the satisfaction of corporate performance metrics described above, while the bonus awards for each of Messrs. Banyard and Finley were subject entirely to the satisfaction of their respective business segment performance metrics set forth above. Ms. Phyfer’s award was calculated using a target bonus opportunity of 85% of base salary and based on Water Innovations business segment performance results for the period between January 1, 2022 and September 6, 2022 and a target bonus opportunity of 90% of base salary and based on corporate performance metrics for the period between September 6, 2022 and December 31, 2022.

The Compensation Committee believes that the performance measures chosen for the 2022 bonus awards focus executives on maximizing sales and profitability for the Company. The following table sets forth the minimum (0% payout), target (100% payout) and maximum (200% payout) financial performance measures, the actual performance results, the percentage payout and the amount paid to each NEO for the 2022 annual cash incentive awards:

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2022 Annual Cash Incentive Performance Goals and Results
	Performance and Goals(1)				Results and Awards

Named Executive Officer	Performance and Weighting Metric	Minimum Performance Measure	Target Performance Measure	Maximum Performance Measure	Actual Performance(2)	% Payout	Amount Paid

Nicholas I. Fink	EPS(60%)	$5.44	$6.45	$7.45	$6.36

	RONTA(20%)	48.2%	56.4%	64.6%	46.3%	57.7%	$900,120

	WCE(20%)	18.3%	16.6%	15.2%	20.2%

Patrick D. Hallinan	EPS(60%)	$5.44	$6.45	$7.45	$6.36

	RONTA(20%)	48.2%	56.4%	64.6%	46.3%	57.7%	$363,510

	WCE(20%)	18.3%	16.6%	15.2%	20.2%

Cheri M. Phyfer	OI(60%)	$602.0	$688.6	$775.3	$624.3

Water Innovations	SALES(20%)	1.9%	3.9%	5.9%	-6.6%	24.5%

	WCE(20%)	19.3%	17.5%	16.0%	23.5%		$212,086

Corporate	EPS(60%)	$5.44	$6.45	$7.45	$6.36

	RONTA(20%)	48.2%	56.4%	64.6%	46.3%	57.7%

	WCE(20%)	18.3%	16.6%	15.2%	20.2%

Sheri R Grissom	EPS(60%)	$5.44	$6.45	$7.45	$6.36

	RONTA(20%)	48.2%	56.4%	64.6%	46.3%	57.7%	$203,970

	WCE(20%)	18.3%	16.6%	15.2%	20.2%

Hiranda S. Donoghue	EPS(60%)	$5.44	$6.45	$7.45	$6.36

	RONTA(20%)	48.2%	56.4%	64.6%	46.3%	57.7%	$201,950

	WCE(20%)	18.3%	16.6%	15.2%	20.2%

R. David Banyard, Jr.	OI(60%)	$275.7	$344.7	$413.6	$376.4

	OM(20%)	10.1%	11.5%	12.6%	11.5%	93.1%	$623,100

	WCE(20%)	14.0%	12.7%	11.6%	14.7%

Brett E. Finley	OI(60%)	$318.8	$373.8	$428.7	$312.8

	OM(20%)	15.6%	16.6%	17.6%	14.5%	0.0%	$0

	WCE(20%)	22.5%	20.4%	18.7%	24.8%
(1)

OI minimum, target and maximum performance measures and actual performance results are shown in millions. For Ms. Phyfer, Sales Growth Above Market was determined by calculating the percentage change in Water Innovations annual sales in excess of the percentage change in the Water Innovations market’s prior year sales.

(2)

EPS, OI and OM actual performance were adjusted to exclude the effect of currency fluctuations. See “Use of Non-GAAP Financial Information in Connection with Incentive Compensation” included in Appendix A for a description of all adjustments.

Long-Term Equity Awards

The Compensation Committee believes that equity compensation reinforces a pay for performance culture and aligns the interests of management with those of our stockholders. Annually, the Compensation Committee sets a target equity award value and determines the types of equity to award.

The 2022 annual equity award for NEOs consisted of 50% PSAs, 25% RSUs and 25% stock options. In setting 2022 target long-term equity award values, the Compensation Committee considered competitive market data and the individual performance of each NEO. The Compensation Committee increased the target long-term equity award values granted to all NEOs, other than Ms. Donoghue, from the 2021 target long-term equity award value in recognition of prior year performance. In addition, the award values for Messrs. Fink and Hallinan and Ms. Phyfer were increased to better align with market data for similar positions. Ms. Donoghue’s 2022 target annual equity value was established at the time she joined the Company in December 2021. Below are the target equity award values for 2022 and 2021 for each NEO:

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Named Executive Officer	2021 Target Annual Equity Award Value	2022 Target Annual Equity Award Value
Nicholas I. Fink	$6,150,000	$7,150,000
Patrick D. Hallinan	$1,900,000	$2,000,000
Cheri M. Phyfer	$1,575,000	$1,700,000
Sheri R. Grissom	$850,000	$900,000
Hiranda S. Donoghue[1]	N/A	$900,000
R. David Banyard, Jr.	$2,150,000	$2,225,000
Brett E. Finley[2]	$1,375,000	$1,475,000

(1)	Ms. Donoghue was hired in December 2021 and as a result was not entitled to an annual equity award in 2021.

(2)

For 2022, the Compensation Committee included an additional $100,000 in the grant date fair value of Mr. Finley’s award in recognition of a loss bonus opportunity in 2021 resulting from the acquisition of Larson Manufacturing.

In anticipation of Ms. Grissom’s planned retirement, her equity award was granted solely in RSUs that were scheduled to vest on December 28, 2022, subject to her continued employment through such date, in order to support a smooth transition of her role by retaining Ms. Grissom through 2022. As the Company’s Separation and reorganization projects developed over the second half of the year, Ms. Grissom’s retirement was delayed in order to assist the Company and to have her lead its transformation and reorganization projects.

Performance Share Awards: PSAs awarded to the NEOs in 2022 were awarded to be settled in shares of the Company’s common stock based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) (weighted 75%) and return on invested capital (“ROIC”) (weighted 25%) for the three-year performance period from January 1, 2022 to December 31, 2024, with payouts that could range from 0% to 200% of the target award based on performance. Under the original terms of the PSAs, if the Company failed to achieve the minimum performance threshold, none of the PSAs would vest. See below for further information regarding the treatment of the 2022 PSAs, along with all other outstanding PSAs for prior performance periods, in connection with the Separation.

The Compensation Committee based the performance goals on EBITDA and ROIC because it believes that these metrics incentivize management to grow earnings and aligns the interests of management with our stockholders. The Compensation Committee believes that awarding PSAs with a cumulative three-year performance goal drives long-term sustained growth and, as a result, management is rewarded if the long-term growth goals are exceeded. In establishing performance goals for PSAs, the Compensation Committee considered the Company’s strategic operating plan, the expected three-year compound market growth rate, as well as key assumptions relating to share gains, pricing, material inflation and productivity.

RSUs and Stock Options: The Compensation Committee believes that both RSUs and stock options incent NEOs to increase stockholder returns and align the interests of NEOs with stockholders. RSUs granted to the NEOs generally vest in three equal annual installments, assuming the NEO remains employed through each annual vesting date. RSUs serve as a long-term retention tool in a cyclical business because the NEO must remain employed with the Company through each of the three annual vesting dates to receive all of the shares. As noted above, Ms. Grissom’s 2022 RSU grant vested on December 28, 2022, subject to her continued employment through such date. The Compensation Committee believes that RSUs represent at-risk compensation since their value is linked directly to share price.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Stock options allow an NEO to purchase a specific number of shares of Company stock at a fixed price (i.e., the share price set on the grant date). The 2022 stock options vest in three equal annual installments, assuming the NEO remains employed through each vesting date, and expire ten years from the grant date. The Compensation Committee believes that stock options are performance-based and at-risk because the NEO only realizes value to the extent the Company’s stock price increases after the grant date.

Impact of the Separation on Company Equity Awards

Consistent with the treatment of other Fortune Brands employees, each outstanding RSU and stock option held by the NEOs (other than Mr. Banyard) immediately prior to the Separation was adjusted to preserve the intrinsic value of the awards. Each outstanding RSU and stock option remain subject to continued employment through the vesting date of the original awards. Consistent with the treatment of other employees who remained with MasterBrand, Mr. Banyard’s outstanding RSUs and stock options were converted into RSUs and stock options of MasterBrand in a manner intended to preserve the value of the awards prior to the Separation.

The Compensation Committee assessed the actual performance achievement of each outstanding PSA performance cycle through September 30, 2022 and determined that it was appropriate to recognize the performance achieved through such date given the proximity to the conclusion of the 2020-2022 and 2021-2023 PSA cycles and that such performance would have been materially above target had the cycles completed. The Compensation Committee determined that it would be more appropriate to reward performance by converting all three outstanding PSA cycles based on projected performance rather than attempt to meaningfully adjust the goals or convert the PSAs to RSUs at target performance. As a result of this assessment and as permitted under the terms of the underlying equity plans and award agreements, all unvested PSAs were converted into time-based RSUs based on projected performance results calculated based on actual performance from the beginning of the applicable performance period through the end of the fiscal quarter immediately preceding the Separation (or September 30, 2022) and expected performance through the remainder of the applicable performance period had the Separation not occurred. Each PSA converted into an RSU, which will vest in accordance with the original vesting schedule. Consistent with the treatment of other employees who remained with MasterBrand, Mr. Banyard’s outstanding PSAs were converted into MasterBrand RSUs using the same methodology described above.

At the time of the Separation there were three outstanding PSA performance cycles: 2020-2022; 2021-2023 and 2022-2024. The PSA performance achievement approved by the Compensation Committee based on performance through September 30, 2022 and projected performance through the end of each performance period for each outstanding performance cycle was:

Performance Cycle	Approved Achievement
January 2020 - December 2022	200%
January 2021 - December 2023	200%
January 2022 - December 2024	82%

Based on the approved achievement, the PSAs for all outstanding cycles were converted into the following number of Company RSUs:

Named Executive Officer	Shares Converted
Nicholas I. Fink	209,258
Patrick D. Hallinan	63,413
Cheri M. Phyfer	51,820
Sheri R. Grissom	23,389
Hiranda S. Donoghue	4,836
Brett E. Finley	47,721

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Benefits

Retirement

All of the NEOs are eligible for retirement benefits through the Fortune Brands Innovations Retirement Savings Plan (the “Qualified Savings Plan”), a tax-qualified defined contribution 401(k) plan. The Compensation Committee believes that the Qualified Savings Plan benefits are consistent with competitive pay practices and are an important element in attracting and retaining talent in a competitive market.

In addition to the Qualified Savings Plan, the Company provides non-qualified retirement benefits for contributions that would have been made under the tax-qualified plan but for limitations imposed by the Internal Revenue Code (the “Code”). Please see the narratives and the “2022 Nonqualified Deferred Compensation” table on pages 41-42 of this Proxy Statement for further information regarding these retirement benefits.

The Company froze pension plan benefit accruals in 2016 and as a result none of the NEOs are entitled to a benefit under these plans. Mr. Hallinan retained a retirement benefit that accrued while he was an employee of MasterBrand from 2005 through 2008, which was transferred to MasterBrand as a result of the Separation.

Severance

The Company has Agreements for the Payment of Benefits Following Termination of Employment (the “Severance Agreements”) with each NEO. Under the terms of the Severance Agreements, each NEO is entitled to severance benefits upon a “qualifying termination of employment” (i.e., termination by the Company without “cause” or by the NEO for “good reason”) or in the event of a qualifying termination of employment following a change in control.

The Compensation Committee believes that it is appropriate to provide NEOs with the protections afforded under these Severance Agreements and that doing so helps the Company remain competitive with market practices and attract and retain superior talent. The Compensation Committee also believes that these Severance Agreements promote management independence and keep management focused on the Company’s business in the face of any potential change in control events.

All of the Severance Agreements contain “double-trigger” change in control provisions, which means that there must be both a change in control of the Company (or applicable business) and a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”) before any enhanced benefits can be paid following a change in control. The NEOs are not entitled to any tax gross ups under the Severance Agreements, including those related to the change-in-control related excise taxes imposed under the Code.

In connection with the Company’s reorganization, Mr. Finley’s position was eliminated and he stepped down as an executive officer of the Company on September 6, 2022, continuing to serve the Company in an advisory capacity until December 31, 2022. In connection with his departure, Mr. Finley became eligible to receive separation benefits under his Severance Agreement following his separation of employment on December 31, 2022. In connection with his separation, the Compensation Committee also approved an extension of the post-termination option exercise period for Mr. Finley’s outstanding stock options for 24 months.

Neither Mr. Banyard nor Mr. Hallinan were eligible to receive severance benefits under their Severance Agreements with the Company in connection with their resignations from the Company.

See the “2022 Potential Payments Upon Termination or Change in Control” table on page 43 below for further details regarding the Severance Agreements, including a quantification of the benefits to be received by Mr. Finley in connection with his departure from the Company.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Perquisites

All NEOs were provided with an executive health program that provides all NEOs with annual medical examinations and cybersecurity privacy protection services. The Company also provides certain broad-based plans, which are generally available to employees such as matching on charitable contributions and company product purchase programs. In 2022, the Company provided a limited number of perquisites to the NEOs, which included limited use of Company aircraft by Messrs. Fink and Hallinan (the costs of which were reimbursed to the Company based on the cost of a first class airplane ticket for each passenger on a personal flight).

Policies

Clawback Policy

The Company has a policy that allows it to recoup all or part of annual cash incentives or PSAs if there is: (1) a significant or material restatement of the Company’s financial statements covering any of the three fiscal years preceding the grant or payment; or (2) a restatement of the Company’s financial statements for any year which results from fraud or willful misconduct committed by an award holder. An executive’s unvested RSUs and PSAs and both unvested and vested but unexercised stock options are forfeited and cancelled in the event an executive’s employment is terminated for cause under the terms and conditions of these awards.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for NEOs and other Company executives, which require them to hold a number of shares equal to a multiple of their annual base salary. The ownership guidelines are as follows:

Position	Stock Ownership Level as a Multiple of Base Salary
CEO	6
Officers that report directly to the CEO	3
SVP Finance and Investor Relations	3
Leaders reporting to the Executive Leadership Team	1

Executives have five years from the date of hire or date of promotion to acquire the requisite amount of stock and are required to hold 50% of net shares acquired from the vesting of PSAs and RSUs until the ownership guidelines are met. All of the continuing NEOs currently meet their applicable multiple threshold or fall within the time period allowed to meet the multiple threshold under the stock ownership guidelines.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation Committee

A.D. David Mackay, Chair

Amit Banati

Irial Finan

Ann F. Hackett

Susan S. Kilsby

John G. Morikis

2022 EXECUTIVE COMPENSATION

2022 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value & Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
	A	B	C	D	E	F	G	H	I
Nicholas I. Fink	2022	1,192,308	0	5,362,469	1,787,499	900,120	0	357,601	9,599,997
Chief Executive Officer	2021	1,148,462	0	4,612,510	1,537,493	2,534,600	0	337,316	10,170,381
	2020	1,097,138	0	4,643,703	1,881,263	1,765,088	0	228,782	9,615,974
Patrick D. Hallinan	2022	696,154	0	1,499,998	499,994	363,510	0	156,341	3,215,997
Executive Vice President and Chief Financial Officer	2021	671,346	0	1,424,973	474,993	950,912	0	128,554	3,650,778
	2020	630,897	0	1,525,010	675,011	655,828	18,000	116,932	3,621,678
Cheri M. Phyfer	2022	655,000	0	1,274,964	425,001	212,086	0	95,559	2,662,610
Executive Vice President, Group President	2021	623,077	0	1,181,260	393,757	923,832	0	69,466	3,191,392
	2020	575,229	0	1,512,464	537,486	673,485	0	53,862	3,352,526
Sheri R. Grissom	2022	502,115	0	899,964	0	203,970	0	104,613	1,710,662
Executive Vice President, Chief Human Resources & Transformation Officer
Hiranda S. Donoghue	2022	500,000	0	675,016	225,004	201,950	0	61,204	1,663,174
Executive Vice President, Chief Legal Officer and Secretary
R. David Banyard, Jr.	2022	754,943	0	1,668,753	556,257	623,100	0	21,773	3,624,826
Former President, Cabinets	2021	736,154	0	1,612,465	537,498	460,576	0	19,700	3,366,393
	2020	720,000	0	1,724,968	725,011	471,744	0	17,142	3,658,865
Brett E. Finley Former President, Outdoors & Security	2022	616,538	0	1,181,280	746,170	0	0	38,539	2,582,527
	2021	597,750	0	1,031,249	343,749	442,080	0	148,002	2,562,830
	2020	555,856	0	1,125,017	474,995	561,759	0	68,663	2,786,290
(1)	Salary: Base salaries shown for all NEOs represent the actual amount paid during the year.

(2)

Stock Awards: The amounts listed in column D for 2022 represent the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for RSUs and PSAs granted in 2022. For assumptions used in determining these values, see note 13 to the consolidated financial statements contained in the Company’s Form 10-K.

The amounts included in this column for the PSAs granted during 2022 are calculated based on the probable outcome at the time of the grant that the target performance level will be achieved. Assuming the highest level of achievement was achieved with respect to the 2022 PSAs, the maximum value of the awards as of the grant date would be as follows: $7,150,016 for Mr. Fink, $1,999,940 for Mr. Hallinan, $1,700,010 for Ms. Phyfer, $899,964 for Ms. Donoghue,$2,225,062 for Mr. Banyard and $1,574,982 for Mr. Finley. At the time of the Separation, all outstanding PSAs were converted into RSUs based on performance through September 30, 2022 and projected performance through the remainder of the performance period.

(3)

Option Awards: The amounts listed in column E for 2022 reflect the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for stock options granted in 2022. In addition, the amount for Mr. Finley includes $352,427, which represents the incremental fair value incurred in connection with the modificaiton of his option awards to extend the post-termination exercise period. For assumptions used in determining these values, see note 13 to the consolidated financial statements contained in the Company’s Form 10-K.

(4)	Non-Equity Incentive Plans: Column F lists amounts earned under the annual cash incentive plan. Please see the CD&A for further details regarding these awards.

(5)

Change in Actuarial Value of Pension Benefits: Column G includes the aggregate change in actuarial value of the tax-qualified and non-qualified defined benefit pension plan benefits previously accrued by Mr. Hallinan from 2005 through 2008 under the MasterBrand Cabinets Pension Plan, the liability of which remained with MasterBrand at the time of the Separation. In 2022, the change in Mr. Hallinan’s actuarial value was negative in the amount of ($37,000). None of the other NEOs were eligible to participate in any of the Company’s defined benefit pension plans. The narrative and 2022 Pension Benefits table on pages 41-42 provide additional details.

2022 EXECUTIVE COMPENSATION (CONTINUED)

(6)	Perquisites and All Other Compensation: The amounts in column H include the following:

(a)

Matching Contributions and Qualified Non-Elective Contributions to the Qualified Savings Plan. Matching contributions for 2022 to the Qualified Savings Plan were made by Fortune Brands in the amount of $13,725 for Messrs. Fink, Hallinan and Ms. Grissom, $11,750 for Ms. Donoghue and by MasterBrand for Mr. Banyard in the amount of $15,250. A Qualified Non-Elective contribution was made by Therma-Tru in the amount of $9,150 for Mr. Finley.

(b)

Profit Sharing Contributions to the Qualified Savings Plan. Profit sharing contributions for 2022 to the Qualified Savings Plan were made by Fortune Brands in the amount of $20,670 for Messrs. Fink, Hallinan, Ms. Grissom and Ms. Donoghue and by Water Innovations in the amount of $15,250 for Ms. Phyfer.

(c)

Profit Sharing Contributions to Supplemental Plans. The following contributions were made to the Fortune Brands Innovations, Inc. Supplemental Retirement Plan for 2022: $256,643 for Mr. Fink; $100,655 for Mr. Hallinan, $56,539 for Ms. Grissom, and $14,625 for Ms. Donoghue. A contribution was made to the Water Innovations Supplemental Retirement Plan for Ms. Phyfer in the amount of $66,829. A contribution was made to the Therma-Tru Supplemental Executive Retirement Plan for Mr. Finley in the amount of $22,609. These contributions would have been made under the Qualified Savings Plan but for the limitations on compensation imposed by the Code. These amounts were credited to the executives’ Supplemental Plan accounts in early 2023.

(d)

Other: Included in column H for each NEO are costs associated with the Company’s executive health and cybersecurity privacy protection programs. In 2022, limited use of the Company’s aircraft was provided to Messrs. Fink and Hallinan, who each reimbursed the Company for his personal use in an amount equivalent to the cost of a first class ticket for each passenger on these flights. The calculation of incremental cost of personal aircraft usage is based on estimated variable costs to the Company, including fuel costs, crew expenses, landing fees and other miscellaneous variable costs. In 2022, the Company’s incremental cost for personal use of Company aircraft not reimbursed by Mr. Fink was $53,167, and by Mr. Hallinan was $3,980 which amounts are in each case reflected in column H.

2022 GRANTS OF PLAN-BASED AWARDS
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value of Stock and Option Awards ($)(1)
Name and Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nicholas I. Fink
2/28/22(2)	$0	$1,560,000	$3,120,000
2/28/22(3)								68,909	$86.90	$1,787,499
2/28/22(4)							20,644			$1,787,461
2/28/22(5)				0	41,289	82,578				$3,575,008
Patrick D. Hallinan
2/28/22(2)	$0	$630,000	$1,260,000
2/28/22(3)								19,275	$86.90	$499,994
2/28/22(4)							5,775			$500,028
2/28/22(5)				0	11,549	23,098				$999,970
Cheri M. Phyfer
2/22/22(2)	$0	$582,978	$1,165,957
2/22/22(3)								16,384	$86.90	$425,001
2/22/22(4)							4,908			$424,959
2/22/21(5)				0	9,817	19,634				$850,005
Sheri R. Grissom
2/28/22(2)	$0	$353,500	$707,000
2/28/22(4)							10,394			$899,964
12/14/22(6)
Hiranda S. Donoghue
2/28/22(2)	$0	$350,000	$700,000
2/28/22(3)								8,674	$86.90	$225,004
2/28/22(4)							2,599			$225,034
2/28/22(5)				0	5,197	10,394				$449,982
R. David Banyard, Jr.
2/28/22(2)	$0	$641,750	$1,283,500
2/28/22(3)								21,444	$86.90	$556,257
2/28/22(4)							6,424			$556,222
2/28/22(5)				0	12,849	25,698				$1,112,531
Brett E. Finley
2/28/22(2)	$0	$496,000	$992,000
2/28/22(3)								15,179	$86.90	$393,743
2/28/22(4)							4,548			$393,789
2/28/22(5)				0	9,095	18,190				$787,491
11/21/22(6)								81,771		$352,427

2022 EXECUTIVE COMPENSATION (CONTINUED)

(1)

For stock options, the grant date fair value is based on the Black-Scholes value of $25.94. The grant date fair value of PSAs and RSUs was determined based upon the average of the high and low prices of the Company’s common stock on the grant date: $86.585. Grant date fair values of PSAs and RSUs are computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see note 13 to the consolidated financial statements contained in the Company’s Form 10-K.

(2)

Amounts in this row reflect the range of potential payments under the annual cash incentive program provided to each of the NEOs. . The target payout for Mr. Fink, Mr. Hallinan, Ms. Grissom, Ms. Donoghue, Mr. Banyard and Mr. Finley is based on 130%, 90%, 70%, 70%, 85% and 80%, respectively, of base salary as of December 31, 2022. For Ms. Phyfer the target payout is based on 85% for January - September 2022 and 90% for September - December 2022. See pages 29-31 of the CD&A for further information regarding annual cash incentive awards.

(3)

This row reflects the number of stock options granted under the Company’s 2013 Long-Term Incentive Plan (the “LTIP”) and the grant date fair value of the stock options on the grant date. The 2022 stock options vest ratably in three equal annual installments, subject to continued employment through the applicable vesting dates. The number of stock options and the exercise price of such awards were adjusted to retain the intrinsic value of such awards following the Separation and as required by the terms of the LTIP. The amounts reported in this row reflect the original grants.

(4)

The amounts in this row reflect the number of RSUs that were granted under the LTIP and the grant date fair value of the RSUs on the grant date. The 2022 RSUs vest in three equal annual installments, subject to continued employment through the applicable vesting dates, except with respect to Ms. Grissom’s award which vested on December 28, 2022. The number of RSUs were adjusted to retain the intrinsic value of such awards following the Separation and as required by the terms of the LTIP. The amounts reported in this row reflect the original grants.

(5)

The amounts in this row reflect the range of potential payouts for PSAs that were granted under the LTIP for the 2022-2024 performance period. The performance goals for the 2022-2024 PSAs were EBITDA (weighted 75%) and average ROIC (weighted 25%). As a result of the Separation, all outstanding PSA performance cycles (2020-2022, 2021-2023 and 2022-2024) were converted to RSUs based on performance through September 30, 2022 and projected performance through the end of each respective performance cycle. The converted RSUs retained the same vesting schedule and are subject to continued employment through such vesting dates. The amounts reported in this row reflect the original grants.

(6)

The amount listed in this row reflects the number of stock options with the post-termination exercise period extended in connection with Mr. Finley’s separation and the modification charge associated with the extension of the stock option exercise period on such stock options.

2022 EXECUTIVE COMPENSATION (CONTINUED)

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END[1]

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(4)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Nicholas I. Fink	31,314	0		$44.27	2/28/26	166,240	$9,493,966	0	$0
	30,930	0		$51.31	2/27/27
	32,074	0		$55.98	2/26/28
	75,977	0		$41.42	3/5/29
	74,308	37,155		$61.12	2/24/30
	12,392	12,392		$73.22	12/7/30
	23,685	47,371		$76.63	2/22/31
	0	78,184		$76.60	2/28/32
Patrick D. Hallinan	8,906	0		$42.20	2/23/25	50,200	$2,866,922	0	$0
	9,644	0		$44.27	2/28/26
	18,277	0		$51.31	2/27/27
	5,860	0		$57.66	7/3/27
	36,082	0		$55.98	2/26/28
	39,846	0		$42.30	2/21/29
	22,864	11,432		$61.12	2/24/30
	6,196	6,196		$73.22	12/7/30
	7,317	14,635		$76.63	2/22/31
	0	21,869		$76.60	2/28/32
Cheri M. Phyfer	8,441	0		$41.42	3/5/29	46,777	$2,671,434	0	$0
	18,156	9,078		$61.12	2/24/30
	4,956	4,957		$73.22	12/7/30
	6,065	12,132		$76.63	2/22/31
	0	18,589		$76.60	2/28/32
Sheri R. Grissom	13,047	0		$42.20	2/23/25	14,797	$845,057	0	$0
	13,728	0		$44.27	2/28/26
	15,465	0		$51.31	2/27/27
	16,838	0		$55.98	2/26/28
	17,431	0		$42.30	2/21/29
	10,087	5,044		$61.12	2/24/30
	3,098	3,098		$73.22	12/7/30
	3,273	6,548		$76.63	2/22/31
Hiranda S. Donoghue	0	9,841		$76.60	2/28/32	14,787	$844,486	0	$0
Brett E. Finley	25,391	0		$55.98	12/31/24	0	$0	0	$0
	29,884	0		$42.30	12/31/24
	17,484	0		$61.12	12/31/24
	3,717	0		$73.22	12/31/24
	5,295	0		$76.63	12/31/24

(1)

The amounts reported in this table reflect the equity awards following the Separation. As noted above, in connection with the Separation, the number of shares subject to each outstanding award and, if applicable, the exercise price, were adjusted to preserve the intrinsic value of the awards prior to the Separation. Mr. Banyard has been excluded from this chart as all of his outstanding equity awards converted into MasterBrand equity awards at the time of the Separation. As a result, he did not have any outstanding Fortune Brands equity awards as of December 31, 2022.

(2)	Each outstanding stock option that was exercisable on December 31, 2022 is listed in this column.

2022 EXECUTIVE COMPENSATION (CONTINUED)

(3)

Each outstanding stock option that was not yet exercisable on December 31, 2022 is listed in this column. Generally, stock options vest in three equal annual installments, subject to continued employment through the applicable vesting dates. Stock option granted in December 2020, vested 50% in 2022 and the remaining 50% will vest in 2023, subject to continued employment through the applicable vesting dates. The chart below reflects the number of outstanding stock options that will vest during each of 2023, 2024 and 2025 (assuming each NEO’s continued employment through the applicable vesting date):

	Number of Options Vesting by Year
Name	2023	2024	2025
Nicholas I. Fink	99,293	49,747	26,062
Patrick D. Hallinan	32,234	14,608	7,290
Cheri M. Phyfer	26,297	12,262	6,197
Sheri R. Grissom	11,416	3,274	0
Hiranda S. Donoghue	3,280	3,280	3,281

(4)

Each outstanding RSU that had not yet vested as of December 30, 2022 is listed in this column. Generally, RSUs vest in three equal annual installments subject to continued employment through the applicable vesting dates. RSUs granted in December 2020, vested 50% in 2022 and 50% in 2023, subject to continued employment through the applicable vesting dates. Due to the Separation, all outstanding PSA performance cycles were converted into time-based RSUs and will vest per the original vesting schedule. The chart below reflects the number of outstanding RSUs that will vest during 2023, 2024 and 2025 (assuming each NEO’s continued employment through the applicable vesting date):

	Number of RSUs Vesting by Year
Name	2023	2024	2025
Nicholas I. Fink	25,485	94,533	46,222
Patrick D. Hallinan	8,292	28,978	12,930
Cheri M. Phyfer	11,719	24,067	10,991
Sheri R. Grissom	2,810	11,987	0
Hiranda S. Donoghue	4,484	4,484	5,819

(5)	This column reflects the value of the outstanding RSUs that have not yet vested using the December 30, 2022 closing price of the Company’s common stock of $57.11.

2022 OPTION EXERCISES AND STOCK VESTED[1]
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(2)	Value Realized Upon Vesting ($)(3)
Nicholas I. Fink	112,025	$6,925,526
Patrick D. Hallinan	36,313	$2,270,995
Cheri M. Phyfer	28,443	$1,768,922
Sheri R Grissom	27,010	$1,543,267
Hiranda S. Donoghue	3,499	$197,484
R. David Banyard, Jr.	18,968	$1,262,936
Brett E. Finley	27,369	$1,895,554

(1)	None of the NEOs exercised stock options during 2022.

(2)

This column reflects the number of RSUs that vested in 2022 which were granted in 2019, 2020 and 2021. For Ms. Grissom, this column also includes RSUs granted to her in 2022 that vested in December 2022. This column also reflects the number of shares issued following the conversion of the 2020-2022 PSAs into RSUs and the vesting of such awards on December 31, 2022.

(3)	This column reflects the value of RSUs calculated using the market value of the shares on the applicable vesting dates.

2022 EXECUTIVE COMPENSATION (CONTINUED)

Legacy Tax-Qualified and Non-Qualified Pension Benefits

The Company maintains legacy tax-qualified pension plans and supplemental non-qualified pension plans. Benefit accruals under these plans were frozen in 2016 and employees who were hired or transferred (as applicable) after the date the plans were frozen were not eligible to receive a benefit. As a result, none of our NEOs participate in our legacy tax-qualified defined benefit pension plans or supplemental non-qualified pension plans.

Mr. Hallinan accumulated a pension benefit that accrued while he was employed by MasterBrand from 2005 through 2008 under the MasterBrand Cabinets, Inc. Pension Plan (“MBCI Plan”) and a supplemental pension benefit under the MasterBrand Cabinets, Inc. Supplemental Retirement Plan (“MBCI SERP”). The assets and liabilities of the MBCI Plan and the MBCI SERP remained with MasterBrand at the time of the Separation. The present value of Mr. Hallinan’s accumulated benefits under the qualified and non-qualified plans will continue to fluctuate in the future based on changes in discount rates, actuarial assumptions and the passage of time. Payment of Mr. Hallinan’s tax-qualified pension benefit would be unreduced after attaining age 62. He could commence payment of his benefits as early as age 55 at a reduction rate of 0.5% per month for the first 60 months prior to age 65, and 0.3333% per month for the next 60 months, provided that if payments commence at age 62 or later they are unreduced. Under the MBCI SERP, payment of the benefit is in the form of a lump sum following termination of employment, subject to any delay required under Section 409A of the Code.

RETIREMENT AND POST-RETIREMENT BENEFITS 2022 PENSION BENEFITS
Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last Fiscal Year

Patrick D. Hallinan	MBCI Plan	3.08	$58,000	0
	MBCI SERP	3.08	$17,000	0

(1)

Mr. Hallinan accrued benefits under the MBCI Plan, a tax-qualified defined benefit pension plan, and the MBCI SERP, a non-qualified defined benefit supplemental pension plan, while he was employed with MasterBrand Cabinets from 2005 through 2008, the assets and liabilities of which remained with MasterBrand following the Separation.

(2)

The amounts listed are based on compensation and years of service with MasterBrand Cabinets from 2005 through 2008. The present value of Mr. Hallinan’s accumulated plan benefit was calculated based on assumptions in accordance with FASB ASC 715, which includes the Pri-2012 fully generational mortality table projected to 2022 using Scale MP-2020 and a discount rate of 5.20% for the MBCI Plan and the MBCI SERP. The benefit amounts listed reflect the present value of the accumulated benefit payable in the form of a single life annuity where payments continue for the life of the NEO and cease upon his death. The MBCI Plan provides for payment to be made as a single-life annuity to unmarried participants and as a qualified joint and survivor annuity for married participants. At the time of retirement, participants may elect, among other forms of payment, a reduced annuity in the joint and survivor form, which provides payments over the life of the participant and a named beneficiary. The MBCI SERP only provides for payment to be made in the form of a lump following termination of employment.

Tax Qualified and Non-Qualified Defined Contribution Benefits

Fortune Brands maintains a tax-qualified defined contribution plan (the “Qualified Savings Plan”) and each of our businesses make either a matching contribution, a qualified non-elective contribution (“QNEC”) or a profit sharing contribution under the Qualified Savings Plan. In 2022, the eligible profit sharing contribution amount was equal to 6% of compensation up to the Social Security wage base limit, plus 7.5% for amounts above the Social Security wage base, for Messrs. Fink and Hallinan, Ms. Grissom and Ms. Donoghue, and 5% for Ms. Phyfer. A portion of the amount of the profit sharing contribution, up to the limitations imposed by the Code, was made to the Qualified Savings Plan. Profit sharing contributions in excess of the limitations imposed by the Code were contributed to the Fortune Brands Supplemental Plan (the “FBIN SERP”) on behalf of Messrs. Fink and Hallinan, and Ms. Phyfer, and to the Water Innovations Supplemental Plan (the “WI SERP”) on behalf of Ms. Phyfer for her compensation above Code limitations while employed by Water Innovations during the year. Mr. Banyard and Mr. Finley did not receive a profit sharing contribution under the Qualified Savings Plan. Mr. Finley received a non-elective contribution to the Therma-Tru Suplemental Executive Retirement Plan equal to 3% of his compensation in excess of the compensation limit under the Code. Messrs. Fink and Hallinan retain accounts under the WI SERP holding supplemental non-qualified profit sharing contributions made to each of them while they were previously employed by Moen.

2022 EXECUTIVE COMPENSATION (CONTINUED)

FBIN SERP and WI SERP profit sharing accounts are credited with interest monthly, using the Citigroup US Broad Investment-Grade (USBIG) Bond Index. The FBIN SERP and the WI SERP pay any defined contribution benefits, in the form of a lump sum following termination of employment, subject to any delay required under Section 409A of the Code. Participants in the Therma-Tru SERP have the option to invest in a number of mutual funds, which are valued on a daily basis. Any interest, dividends, gains or losses received by the mutual fund investment are allocated across the participants’ accounts in that fund. The Therma-Tru SERP pays any supplemental profit sharing benefits in the form of a lump sum or in substantially equal annual installments following termination of employment, subject to any delay required under Section 409A of the Code.

2022 NONQUALIFIED DEFERRED COMPENSATION
Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Nicholas I. Fink	WI SERP	$0	N/A	($12,740)	$0	$76,354
	FBIN SERP	$0	$256,643	($60,276)	$0	$394,875
Patrick D. Hallinan	FBIN SERP	$0	$100,655	($36,702)	$0	$233,257
	WI SERP	$0	N/A	($7,065)	$0	$42,342
Cheri M. Phyfer	WI SERP	$0	$66,829	($14,660)	$0	$96,462
Sheri R. Grissom	FBIN SERP	$0	$56,539	($29,173)	$0	$182,475
Hiranda S. Donoghue	FBIN SERP	$0	$14,625	$0	$0	$0
Brett E Finley	Therma-Tru SERP	$0	$22,609	($49,862)	$0	$284,331

(1) Amounts listed in this column were reported as compensation in the last fiscal year in the “All Other Compensation” column of the 2022 Summary Compensation Table.

(2) No amounts listed in the Aggregate Earnings column were reported in the 2022 Summary Compensation Table.

2022 EXECUTIVE COMPENSATION (CONTINUED)

2022 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL(1)(2)
	By NEO		By Employer					Involuntary Termination (without Cause) or Resignation for Good Reason After Change in Control
	For Good Reason	Without Good Reason	For Cause	Without Cause	Death	Disability(3)	Retirement
Cash Severance

Fink	$6,102,076	$0	$0	$6,102,076	$0	$0	$0	$9,153,114

Hallinan	$2,197,575	$0	$0	$2,197,575	$0	$0	$0	$2,930,100

Phyfer	$2,189,369	$0	$0	$2,189,369	$0	$0	$0	$2,919,158

Grissom	$1,424,151	$0	$0	$1,424,151	$0	$0	$0	$1,898,868

Donoghue	$1,345,568	$0	$0	$1,345,568	$0	$0	$0	$1,794,090
Health and Related Benefits(4)

Fink	$37,514	$0	$0	$37,514	$1,200,000	$0	$0	$56,271

Hallinan	$36,568	$0	$0	$36,568	$700,000	$0	$0	$48,758

Phyfer	$27,381	$0	$0	$27,381	$725,000	$0	$0	$36,509

Grissom	$19,624	$0	$0	$19,624	$505,000	$0	$0	$26,166

Donoghue	$29,432	$0	$0	$29,432	$500,000	$0	$0	$39,243
Options

Fink	$0	$0	$0	$0	$0	$0	$0	$0

Hallinan	$0	$0	$0	$0	$0	$0	$0	$0

Phyfer	$0	$0	$0	$0	$0	$0	$0	$0

Grissom	$0	$0	$0	$0	$0	$0	$0	$0

Donoghue	$0	$0	$0	$0	$0	$0	$0	$0
RSUs

Fink	$0	$0	$0	$0	$9,760,893	$6,168,341	$0	$9,760,893

Hallinan	$0	$0	$0	$0	$2,948,970	$1,944,064	$0	$2,948,970

Phyfer	$0	$0	$0	$0	$2,753,019	$1,898,818	$0	$2,753,019

Grissom	$0	$0	$0	$0	$874,276	$862,443	$811,509	$874,276

Donoghue	$0	$0	$0	$0	$860,686	$408,400	$0	$860,686
Performance Share Awards

Fink	$0	$0	$0	$0	$0	$0	$0	$0

Hallinan	$0	$0	$0	$0	$0	$0	$0	$0

Phyfer	$0	$0	$0	$0	$0	$0	$0	$0

Grissom	$0	$0	$0	$0	$0	$0	$0	$0

Donoghue	$0	$0	$0	$0	$0	$0	$0	$0
Total Potential Payments

Fink	$6,139,590	$0	$0	$6,139,590	$10,960,893	$6,168,341	$0	$18,970,278

Hallinan	$2,234,143	$0	$0	$2,234,143	$3,648,970	$1,944,064	$0	$5,927,828

Phyfer	$2,216,750	$0	$0	$2,216,750	$3,478,019	$1,898,818	$0	$5,708,686

Grissom	$1,443,775	$0	$0	$1,443,775	$1,379,276	$862,443	$811,509	$2,799,310

Donoghue	$1,375,000	$0	$0	$1,375,000	$1,360,686	$408,400	$0	$2,694,019

(1)

This table assumes the specified termination events occurred on December 31, 2022. The value of the equity that would have vested or been settled in connection with a termination event or a change in control was determined by using the closing price of the Company’s common stock on December 30, 2022 $57.11 (per share). Mr. Banyard has been excluded from this table as he resigned from employment with the Company prior to December 31, 2022. Mr. Banyard was not entitled to receive any severance or change in control benefits in connection with the Separation. Mr. Finley has also been excluded from this table as he terminated employment effective December 31, 2022.

(2)

In connection with his separation from service due to his position elimination, Mr. Finley will receive (i) separation pay in an aggregate amount equal to approximately $1,778,356, payable over an 18-month period following his separation; and (ii) a lump sum payment equal to the difference between active employee healthcare premiums and healthcare continuation coverage premiums in the amount of $32,314.

(3)

The amounts reported in this column assume that the executive remains on disability through the full vesting of the award. The amount reported in the “Disability” column reflect the value of unvested stock options that would have continued to vest according to the normal vesting schedule applicable to the award.

(4)	The Health and Related Benefits listed under the “Death” column reflect the incremental value of life insurance benefits.

2022 EXECUTIVE COMPENSATION (CONTINUED)

Termination of Employment and Change in Control Arrangements. To protect the Company’s interests in retaining its top talent, the Company has entered into a Severance Agreements with each NEO. Under the terms of the Severance Agreements, each NEO is entitled to severance benefits upon a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”). In 2022, the severance benefits under the Severance Agreements consist of:

•

an amount equal to a multiple (two years for Mr. Fink and 1.5 years for all other NEOs) of the NEO’s (1) base salary, (2) target annual cash incentive, plus (3) any profit sharing allocation and matching contributions under the applicable tax-qualified and non-qualified defined contributions plans for the year prior to the year in which the termination takes place;

•	an additional number of months (equal to the severance multiple described above) of coverage under health, life and accident plans to the extent allowed under the applicable plan; and

•

an amount equal to the annual cash incentive award the NEO would have received based upon actual Company (or applicable business) performance for the calendar year in which the termination date occurs, pro-rated for the NEO’s service during the year.

The Severance Agreements contain various restrictive covenants, including a one year non-solicitation provision, a non-disparagement provision, and a one year non-competition restriction. NEOs are also required to sign a release of legal claims against the Company to receive any severance payments.

All of the Severance Agreements contain provisions which provide for enhanced benefits in the event of a qualifying termination (i.e., termination by the Company without “cause” or by the NEO for “good reason”) following a change in control. The Severance Agreements contain “double triggers,” which means that there must be both a change in control of the Company (or applicable business) and a qualifying termination of employment before any enhanced benefits are paid. In the event Mr. Fink is terminated within two years following a change in control, his multiple would increase from two years to three years. In the event of termination of any of the other NEOs within two years following a change in control, the multiple is increased from 1.5 years to two years. The Severance Agreements do not allow for excise tax gross ups on these amounts.

Treatment of Equity Awards Following a Termination of Employment (other than in the event of a Change in Control). If a NEO’s employment terminates with or without cause, all unvested RSUs and stock options are forfeited. If a NEO dies, becomes disabled or retires, his or her outstanding equity awards vest or are paid as follows:

Treatment of Equity in the Event of Death, Disability or Retirement
Event	Performance Share Awards Converted to RSUs	Restricted Stock Units	Stock Options

Death	Converted RSUs vest at the end of the performance period.	Outstanding RSUs fully vest.	Unvested stock options fully vest.

Disability(1)	Converted RSUs vest at the end of the performance period.	Outstanding RSUs continue to vest according to the vesting schedule.	Unvested stock options continue to vest according to the vesting schedule.

Retirement(2)	Converted RSUs vest at the end of the performance period.	Outstanding RSUs fully vest.	Unvested stock options fully vest.
(1)	The executive must have one year of service from the grant date prior to the date of disability to be entitled to receive the disability treatment listed above.

(2)

The executive must be 55 years of age with five years of service and also have one year of service from the grant date prior to the date of retirement to be entitled to receive the retirement treatment listed above. This provision is not generally applicable to retention awards or off-cycle awards granted in prior years.

2022 EXECUTIVE COMPENSATION (CONTINUED)

Treatment of Equity Awards Following a Change in Control and Termination of Employment. In the event a NEO is terminated by the Company without cause or by the NEO for good reason within two (2) years of a change in control, his or her equity awards vest or are paid as follows:

Treatment of Equity In the Event of a Termination Following a Change In Control*
Award	Treatment

RSUs	Outstanding RSUs fully vest.

Stock Options	Unvested stock options fully vest.

*	The Board has the ability to exercise its discretion to accelerate outstanding awards in the event of a change in control.

CEO PAY RATIO

The Securities and Exchange Commission (“SEC”) adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of Mr. Fink, the Company’s chief executive officer. To understand this disclosure, we think it is important to give context to our operations and recent changes in our employee base. Our corporate headquarters are located in Deerfield, Illinois. Until the Separation in mid-December 2022, approximately 77% of our employees were involved in manufacturing and distributing our products. Following the Separation and as of December 31, 2022, approximately 59% of our employees were involved in manufacturing our products at 15 manufacturing facilities and 41 distribution centers and warehouses worldwide. The majority of our manufacturing and assembly plant locations are located in rural areas while our corporate offices are generally located in urban areas. We strive to create a compensation program that is competitive in terms of both the position and the geographic location in which our employees are located. Accordingly, our pay structures vary amongst employees based on business unit, position and geographic location. While the Separation impacted our employee population, it did not have an impact on the the Company’s employee compensation arrangements.

Identification of Median Employee

As permitted under the SEC disclosure rules, in 2021 we elected to use an employee whose 2020 compensation was substantially similar to the original median employee’s compensation identified in 2020 based on the same compensation measure used to select the original median employee. Since there has been a significant change in the Company’s employee population due to the Separation in mid-December 2022, we have considered whether the exclusion of the Cabinets employees would impact the idenfication of the median employee or the pay ratio which would require us to reidentify the median employee. After analyzing the exclusion of the Cabinets employees, the Company determined that it remained appropriate to use the same previusly identified median employee as the Company’s compensation programs remained the same and excluding the Cabinets employees did not have a significant impact on the pay ratio.

We selected October 1, 2020 as the date on which to determine our median employee. As of that date, the Company had approximately 25,742 employees (15,885 in the United States and 9,857 outside of the United States). For purposes of identifying the median employee, we used 2020 taxable year-to-date compensation and applied a de minimis exemption which allowed us to exclude non-US employees in countries that make up 5% or less of our employee population. The Company excluded 4 employees in Guatemala, 4 employees in Hong Kong and 1,037 employees in China. After applying these exemptions, the Company used a total of 24,697 employees (15,885 in the United States and 8,812 outside of the United States) to identify the median employee. In addition, approximately 1,200 employees of Larson Manufacturing were excluded from the calculation because that company was acquired in late 2020, and we have determined that including such employees in the employee population for determining median employees would not significantly impact the pay ratio disclosure.

CEO PAY RATIO (CONTINUED)

Using this methodology, we determined that our median employee was a full-time, hourly employee working for our plumbing group in a production role. We then determined the median employee’s 2022 annual total compensation by calculating the employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. Under these requirements, the median employee’s 2022 total compensation included base and overtime pay, bonus, matching contributions to the Company’s 401(k), a profit sharing contribution and a change in the year-over-year actuarial value of the employee’s pension benefit.

2022 CEO Pay Ratio

		CEO Pay Ratio

Nicholas I. Fink	$9,599,997	187:1
Median Employee	$51,306

P AY VERSUS P ERFORMANCE

PAY VERSUS PERFORMANCE
							Value of Initial Fixed $100 Investment Based on: (4)
Year(1)	Summary Compensation Table Total for Fink ($)(2)	Summary Compensation Table Total for Klein ($)(2)	Compensation Actually Paid to Fink ($)(3)	Compensation Actually Paid to Klein($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)	Net Income ($)(millions)	EPS ($)(6)

2022	$ 9,599,997	N/A	($3,200,386)	N/A	$2,576,333	($427,618)	$106.43	$118.74	$686.7	$6.32

2021	$10,170,381	N/A	$15,780,518	N/A	$3,078,513	$4,880,126	$167.58	$154.73	$772.4	$5.73

2020	$ 9,615,974	$4,694,510	$15,223,407	$10,711,850	$3,354,840	$5,368,120	$132.96	$114.17	$553.1	$4.19

(1)	The Principal Executive Officer (“PEO”) and NEOs for the applicable years were as follows:

2022:
Nicholas I. Fink served as the Company’s PEO for the entirety of 2022 and the Company’s other NEOs were: Patrick D. Hallinan, Cheri M. Phyfer, Sheri R. Grissom, Hiranda S. Donoghue, R. David Banyard, Jr. and Brett E. Finley.

2021:
Nicholas I. Fink served as the Company’s PEO for the entirety of 2021, and the Company’s other NEOs were: Patrick D. Hallinan; R. David Banyard, Jr.; Cheri M. Phyfer; Brett E. Finley; and Robert K. Biggart.

2020:
Christopher J. Klein served as the Company’s PEO until January 6, 2020 and Nicholas I. Fink served as the
C
ompany’s PEO beginning on January 6, 2020. The Company’s other NEOs for 2020 were: Patrick D. Hallinan; R. David Banyard, Jr.; Cheri M. Phyfer; and Brett E. Finley.

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Messrs. Fink and Klein and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs reported for the applicable year other than the PEOs for such years.

(3)
To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable years. A reconciliation of the adjustments for Messrs. Fink and Klein and for the average of the other NEOs is set forth following the footnotes to this table.

(4)
Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

(5)
The Company used the S&P 400 Consumer Durables and Apparels Index for its TSR Peer Group. This is the same customized peer group used for purposes of the Company’s stock price performance graph in its Annual Report to stockholders for the year ended December 31, 2022.

(6)
For 2022, the Compensation Committee determined that EPS continues to be viewed as a core driver of the Company’s performance and stockholder value creation and, accordingly, EPS was utilized as a component in the Annual Incentive Plan for the majority of the NEOs. EPS was calculated on a before charges/gains basis and represents net income derived in accordance with GAAP excluding restructuring and other charges/gains and separation costs, defined benefit actuarial loss/gains, asset impairment charges, and tax items.

P AY VERSUS P ERFORMANCE (C ONTINUED )

CAP ADJUSTMENTS
Year	Summary Compensation Table Total	(Minus) Aggregate Change in Actuarial Present Value of Accumulated Benefit under Defined Benefit and Actuarial Pension Plans ($)(a)	Plus Service Costs Under Defined Benefit and Actuarial Pension Plans ($)(b)	(Minus) Grant Date Fair Value of Stock Option and Stock Awards Granted in Fiscal Year ($)(c)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Fiscal Year ($)(d)	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years ($)(e)	Plus Fair Value at Vesting of Stock Option and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year ($)(f)	Plus/(Minus) Change in Fair Value as of Vesting Date of Stock Option and Stock Awards Granted in Prior Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year ($)(g)	(Minus) Fair Value as of Prior Fiscal Year-End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)(h)	Plus Dollar Value of Dividends or Other Earnings Paid on Stock Awards in Fiscal Year and Prior to Vesting Date ($)(i)	Plus Changes in Fair Value to Reflect Excess Fair Value Resulting From Modifications to Stock Option and Stock Awards ($)(j)	Equals Compensation Actually Paid ($000)
Nicholas I. Fink

2022	$ 9,599,997	$ 0	$ 0	$ 7,149,968	$ 4,485,181	($ 2,656,391)	$ 0	($ 7,752,601)	$ 0	$ 273,395	$ 0	($ 3,200,386)

2021	$ 10,170,381	$ 0	$ 0	$ 6,150,003	$ 6,425,887	$ 3,575,673	$ 0	$ 1,608,290	$ 0	$ 150,290	$ 0	$ 15,780,518

2020	$ 9,615,974	$ 0	$ 0	$ 6,524,966	$ 9,038,159	$ 2,854,850	$ 0	$ 435,205	$ 303,243	$ 107,428	$ 0	$ 15,223,407
Christopher J. Klein

2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

2020	$ 4,694,510	$ 674,000	$ 0	$ 1,500,003	$ 0	$ 4,211,891	$ 1,862,267	$ 3,507,389	$ 1,516,215	$ 126,011	$ 0	$ 10,711,850
Other NEOs (Average)(k)

2022	$ 2,576,333	$ 0	$ 0	$ 1,549,996	$ 878,223	($ 696,306)	$ 96,699	($ 1,853,880)	$ 0	$ 62,643	$ 58,667	($ 427,618)

2021	$ 3,078,513	$ 0	$ 0	$ 1,639,989	$ 1,462,788	$ 1,031,620	$ 286,563	$ 616,027	$ 0	$ 44,604	$ 0	$ 4,880,126

2020	$ 3,354,840	$ 18,000	$ 0	$ 2,074,991	$ 2,824,874	$ 1,165,802	$ 0	$ 238,581	$ 168,986	$ 46,000	$ 0	$ 5,368,120

a.
Represents the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under all defined benefit and actuarial pension plans reported in the Summary Compensation Table for the indicated fiscal year.

b.
Represents the sum of the actuarial present value of the NEOs’ benefits under all defined benefit and actuarial pension plans attributable to services rendered during the indicated fiscal year, plus the entire cost of benefits granted (or credit for benefits reduced) in a plan amendment (or initiation) during the indicated fiscal year that are attributed by the benefit formula to services rendered in prior fiscal years, in each case, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

c.
Represents the average aggregate grant date fair value of the option awards and stock awards granted to the reported NEOs during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

d.
Represents the average aggregate fair value as of the indicated fiscal year-end
of the reported NEOs’ outstanding and unvested option awards and stock awards granted during such fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

e.
Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards held by the reported NEOs as of the last day of the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

f.
Represents the average aggregate fair value at vesting of the option awards and stock awards that were granted to the reported NEOs and vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

g.
Represents the average aggregate change in fair value, measured from the prior fiscal year-end
to the vesting date, of each option award and stock award held by the reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

h.
Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ option awards and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

i.
Represents the dollar value of any dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year.

j.
Represents the excess fair value, if any, of modified option awards and stock awards over the fair value of the original awards as of the modification. For 2022, reflects the incremental fair value associated with the modification of Mr. Finley’s outstanding option awards to extend the post-termination exercise period.

k.	Represents the average Total Compensation as reported in the Summary Compensation Table for the reported Named Executive Officers in the indicated fiscal year.

P AY VERSUS P ERFORMANCE (C ONTINUED )

Relationship Between Pay and Performance
We believe the “Compensation Actually Paid” in each of the
years
reported above and over the three-year cumulative period are reflective of the Compensation Committee’s philosophy to create and reinforce a pay for performance culture. As described in the CD&A above, a significant portion of annual target compensation awarded to NEOs is compensation at risk because it is dependent on the Company’s performance against pre-established
performance goals under our Annual Incentive Plan, including our EPS performance, and stock price. The amounts reflected as “Compensation Actually Paid” represents a new required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, primarily as it relates to equity valuations. The Compensation Actually Paid calculation also differs from the way in which the Compensation Committee views annual compensation decisions, as discussed in the CD&A. The amounts shown in the tables above are calculated in accordance with SEC rules and may not reflect actual amounts paid or earned by the NEOs, including with respect to equity awards that remain subject to forfeiture if vesting conditions are not satisfied.
The charts below
sh
ow the relationship between “Compensation Actu
all
y Paid” to the Company’s PEOs and NEOs in 2020, 2021 and 2022 calculated under the SEC rules and the Company’s TSR, its Peer Group TSR, the Company’s Net Income and its E
PS:

4
9

P AY VERSUS P ERFORMANCE (C ONTINUED )

The following is a list of financial performance measures, which we believe represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2022. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program, including the Annual Incentive Plan and Performance share awards

•	Earnings Per Share

•	Earnings Before Interest, Taxes, Depreciation and Amortization

•	Operating Income

•	Return on Invested Capital

E
QUITY
C
OMPENSATION
P
LAN
I
NFORMATION

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (2)

Equity compensation plans approved by security holders	3,549,853	$56.84	5,134,561

Equity compensation plans not approved by security holders	—	n/a	—

Total	3,549,853		5,134,561

(1)
As of December 31, 2022, the number of securities includes 2,326,427 shares to be issued upon the exercise of outstanding stock options, 45,100 shares to be issued upon the payment of performance shares (assuming maximum performance) and 1,178,326 shares to be issued upon the vesting of restricted stock unit awards.

(2)
Shares available for issuance under the Company’s 2022 Long-Term Incentive Plan, which allows for grants of stock options, performance stock awards, restricted stock awards and other stock-based awards.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is composed of five directors that are “independent” as defined under the New York Stock Exchange Listed Company Manual and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board. A copy of the Audit Committee charter is available on the Company’s website at https://ir.fbin.com/committees-and-charters.

The Audit Committee is responsible for the selection, retention, compensation and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2023.

The Audit Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence when assessing whether or not to continue to retain or change accounting firms. Factors such as independence, industry knowledge, communication and fees are considered. A performance survey is completed by the Company at the end of each year to evaluate performance of the independent registered public accounting firm in multiple areas including quality of services, sufficiency of audit firm resources, communication and interaction as well as independence, objectivity and professional skepticism. Results are shared with the Audit Committee. Additionally, the independent registered public accounting firm presents to the Audit Committee at the beginning of each year a commitment letter outlining specific areas of focus for continued high quality client service. At the end of each year the independent registered public accounting firm presents to the Audit Committee and the Company a self-assessment against those commitments which is reviewed and discussed during the Audit Committee meeting.

The Audit Committee is also involved in the selection of the lead audit partner, who is limited by SEC rules to no more than five consecutive years in that role before the position must be rotated. The lead audit partner was most recently changed in early 2019.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent registered public accounting firm. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent registered public accounting firm and discussed matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The independent registered public accounting firm has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2022.

The Company’s independent registered public accounting firm has also provided the Audit Committee with the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent registered public accounting firm and has considered the compatibility of these services with maintaining the auditor’s independence.

AUDIT COMMITTEE MATTERS (CONTINUED)

Based upon the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Audit Committee

Ronald V. Waters, III, Chair

Amit Banati

A.D. David Mackay

John G. Morikis

Jeffrey S. Perry

David M. Thomas

Fees of Independent Registered Public Accounting Firm

PwC served as the Company’s independent registered public accounting firm during the year ended December 31, 2022. All PwC services were approved in advance by the Audit Committee. The aggregate fees billed by PwC during 2022 and 2021 are set forth in the table below:

Type of Fee	Year Ended December 31, 2022	Year Ended December 31, 2021

Audit Fees(1)	$6,013,000	$4,314,000

Audit-Related Fees(2)	$5,859,000	$0

Tax Fees(3)	$458,000	$341,000

All Other Fees(4)	$3,000	$3,000

(1)

For both 2022 and 2021, “Audit Fees” represent the aggregate fees for audit services performed by PwC in connection with the audit of the Company’s annual financial statements in its SEC Form 10-K filing, inclusive of presenting MasterBrand as a discontinued operation in our financial statements and the review of the Company’s quarterly financial information included in its Form 10-Q filings, as well as audit services performed over statutory reporting and for 2022, purchase accounting relating to the acquisitions of Solar Innovations and Aqualisa.

(2)

For 2022, “Audit-Related Fees” includes fees for audit related services performed by PwC in connection with the carve out audit procedures in connection with the Separation and for a comfort letter issued in connection with the bond offering.

(3)	For both 2022 and 2021, “Tax Fees” included fees included tax compliance, domestic and international tax consulting, customs and transfer pricing services.

(4)	For both 2022 and 2021, fees for advisory services related to licensing an accounting research tool are included.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, tax fees and all other fees for 2022 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC                         ACCOUNTING FIRM

After evaluating PwC’s prior year performance, the Audit Committee appointed PwC as our independent registered public accounting firm for the year ending December 31, 2023. The Committee has retained PwC as the Company’s independent registered public accounting firm since 2011 and believes that the continued retention of PwC is in the best interest of the Company and its stockholders. Therefore, the Audit Committee and the Board recommend that you ratify this appointment. In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year ending December 31, 2023 is ratified.”

A representative of PwC will attend the Annual Meeting to make a statement if he or she desires and respond to appropriate questions that may be asked by stockholders. In the event the stockholders fail to ratify the appointment of PwC, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made.

The Board of Directors and the Audit Committee recommend that you vote FOR Proposal 2.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with a vote to approve the compensation of the named executive officers as disclosed in this Proxy Statement, on an advisory, non-binding basis, which is commonly referred to as a “Say on Pay” vote. The Board has decided the advisory vote on executive compensation will be held on an annual basis until the next non-binding stockholder vote on the frequency of the advisory vote. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the results of the vote and consider the results when making future decisions regarding executive compensation.

The Company’s compensation programs and practices are designed to pay for performance and to align management’s interests with those of the Company’s stockholders while attracting, motivating and retaining superior talent to lead our Company. Our executive compensation programs are designed to reward executives for the achievement of both short-term and long-term strategic and operational goals, as well as the creation of stockholder value. To accomplish this, the Compensation Committee has designed an executive compensation program that:

The Company asks that you indicate your approval of the compensation paid to our named executive officers, as described in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” which includes the compensation tables and narratives. For the reasons discussed above, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” including the compensation tables and their accompanying narrative discussion, is approved.”

The Board of Directors recommends that you vote FOR Proposal 3.

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE                           OF INCORPORATION TO PROVIDE FOR EXCULPATION OF OFFICERS

The Delaware General Corporation Law (the “DGCL”) was recently amended to permit Delaware companies to exculpate certain officers, in addition to their directors, for personal liability in certain actions. After careful consideration, the Board approved an amendment to our Restated Certificate of Incorporation (the “Current Certificate”) to include the exculpation of officers pursuant to these recent amendments to the DGCL, subject to approval by the Company’s shareholders.

As amended, the DGCL and our proposed amendment would only permit exculpation of officers for claims that do not involve breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a known violation of law, or any transaction in which the officer derived an improper personal benefit. In addition, the exculpation of officers would not apply to claims brought by or in the right of the corporation, such as derivative claims. If the proposed amendment is adopted, the types of claims that would be barred against certain senior officers are a subset of those claims that are already barred against directors under our Current Certificate, as permitted by the DGCL.

Officers, like directors, are exposed to a substantial risk of lawsuits or proceedings seeking to impose personal monetary liability. Officer exculpation is intended to enable our officers to exercise their business judgment in furtherance of the interests of our stockholders while minimizing the potential for distraction posed by frivolous lawsuits and costs which are often borne by the Company either directly, through indemnification, or indirectly through higher insurance premiums. Without officer exculpation, the potential for such frivolous claims may impede our ability to attract and retain quality executives to work on our behalf, present barriers to our ability to accomplish our business objectives due to the diversion of management attention and result in a waste of corporate resources.

The Board believes that eliminating personal monetary liability for officers under the circumstances permitted by the DGCL is reasonable and appropriate. This limitation provides the proper balance between stockholders’ interest in accountability and their interest in limiting the assertion of potentially frivolous claims for negligence. We expect that many of our peers incorporated in Delaware, with whom we compete for executive talent, will adopt exculpation clauses that limit the personal liability of officers in their Certificates of Incorporation. Although the amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any officer, we believe a failure to adopt the proposed amendment could impact our recruitment and retention of exceptional officer candidates who may conclude that, without the protection of exculpation, the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

Taking into account the limits on the type of claims for which officers’ liability would be exculpated, and the benefits the Board believes would accrue to the Company and its stockholders, the Board determined that it is in the best interests of the Company and our stockholders to amend the Current Certificate as described herein.

At the Annual Meeting, stockholders will be asked to approve and adopt the amendment to the Current Certificate. If approved by the stockholders, we plan to file the proposed amendment and restatement of the Current Certificate with the State of Delaware.

The proposed amendment to Section 8.1 of our Current Certificate is as follows, with added text underlined.

8.1 Limitation of Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION (CONTINUED)

officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Section 8.1, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

The full text of the proposed Amended and Restated Certificate of Incorporation is included in Appendix B to this Proxy Statement.

The Board of Directors recommend that you vote FOR Proposal 4.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below, as of March 17, 2023 (except as otherwise indicated), the beneficial ownership of the Company’s common stock by (a) each director, (b) the named executive officers, (c) directors and executive officers of the Company as a group, and (d) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock. The table is based on information we received from the directors and executive officers, the Trustee of our defined contribution plan and filings made with the SEC.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class

The Vanguard Group(2)	14,577,112	11.48%
BlackRock, Inc.(3)	14,237,286	11.21%
Wellington Management Group LLC(4)	7,645,573	6.02%
FMR, LLC(5)	6,842,985	5.38%
Amit Banati	3,307	*
R. David Banyard, Jr.	23,247	*
Hiranda S. Donoghue	5,775	*
Irial Finan	8,637	*
Nicholas I. Fink(6)	511,530	*
Sheri R. Grissom(7)	156,797	*
Brett E. Finley	134,046	*
Ann F. Hackett(8)	37,176	*
Patrick D. Hallinan(9)	297,420	*
Susan S. Kilsby	15,590	*
A. D. David Mackay	17,722	*
John G. Morikis(10)	46,369	*
Jeffery S. Perry	3,307	*
Stephanie Pugliese	0	*
Cheri M. Phyfer	95,114	*
David M. Thomas(11)	38,042	*
Ronald V. Waters, III(12)	14,370	*

Directors and executive officers as a group (21 persons)(13)	1,524,022	1.20%
*	Less than 1%

(1)	Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership within 60 days after March 17, 2023:

Name	Number of Shares
Hiranda S. Donoghue	3,280
Nicholas I. Fink	367,581
Brett E. Finley	81,771
Sheri R. Grissom	101,285
Patrick D. Hallinan	244,836
Cheri M. Phyfer	58,958

(2)

In a report filed by The Vanguard Group (“Vanguard”) on Schedule 13G/A filed on February 9, 2023, Vanguard disclosed that as of December 31, 2022, it and its wholly owned subsidiaries specified therein had sole voting power over no shares, shared voting power over 99,399 shares, sole dispositive power over 12,288 shares, and shared dispositive power over 284,967 shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

In a report filed by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A filed on January 6, 2023, BlackRock disclosed that as of December 31, 2022, it and its subsidiaries had sole voting power over 13,423,166 shares, shared voting power over no shares, sole dispositive power over 14,237,286 shares, and shared dispositive power over no shares. The principal business address of BlackRock, Inc., is 55 East 52nd Street, New York, New York, 10055.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS (CONTINUED)

(4)

In a report filed by Wellington Management Group LLP (“Wellington”) on Schedule 13G/A filed on February 6, 2023, Wellington disclosed that as of December 31, 2022, it and its wholly owned subsidiaries had sole voting power over no shares, shared voting power over 6,813,747 shares, sole dispositive power over no shares and shared dispositive power over 7,645,573 shares. The principal business address of Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(5)

In a report filed by FMR LLC (“FMR”) on Schedule 13G filed on February 9, 2023, FMR disclosed that as of December 31, 2022, it and its wholly owned subsidiaries specified therein had sole voting power over 818,496 shares, shared voting power over no shares, sole dispositive power over 1,005,940 shares, and shared dispositive power over no shares. The principal business address of FMR is 245 Summer Street, Boston, Massachusetts 02210. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(6)	Includes 4,292 shares held by trusts for the benefit of Mr. Fink’s heirs for which Mr. Fink has a pecuniary interest and 31,320 shares held by grantor in a retained annuity trust.

(7)

Includes 16,033 shares which have been deferred by Ms. Grissom. Also includes 250 shares held by a charitable organization for which Ms. Grissom has sole investment and voting power; however, she disclaims beneficial ownership of such shares.

(8)

Includes 34,815 shares which Ms. Hackett has deferred until the January following the year in which she ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan.

(9)	Includes 48,826 shares held by trusts for the benefit of Mr. Hallinan’s heirs for which Mr. Hallinan has sole investment power.

(10)

Includes 5,742 shares which Mr. Morikis has deferred until the January following the year in which he ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan.

(11)

Includes 2,914 shares which Mr. Thomas has deferred until the January following the year in which he ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan. Also includes 6,755 shares held by a charitable organization for which Mr. Thomas has sole investment and voting power; however, he disclaims beneficial ownership of such shares.

(12)	Includes 12,409 shares held by a trust for which Mr. Waters’ spouse has sole investment power.

(13)

The table includes 933,361 shares of which our directors and executive officers as a group had the right to acquire beneficial ownership within 60 days after March 17, 2023. Inclusion of such shares does not constitute an admission by any director or executive officer that such person is the beneficial owner of such shares.

FREQUENTLY ASKED QUESTIONS

Why did I receive these materials?

This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote on at the Company’s Annual Meeting and gives you the information that you need to make an informed decision on these matters.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of printed proxy materials?

Companies are permitted to provide stockholders with access to proxy materials over the Internet instead of mailing a printed copy. Unless we were instructed otherwise, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders. The Notice contains instructions on how to access the proxy materials on the Internet, how to vote and how to request a printed set of proxy materials. This approach reduces the environmental impact and our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting.

Can I get electronic access to the proxy materials if I received printed materials?

Yes. If you received printed proxy materials, you can also access them online at www.proxyvote.com before voting your shares. The Company’s proxy materials are also available on our website at https://ir.fbin.com/annual-reports-and-proxies. Stockholders are encouraged to elect to receive future proxy materials electronically. If you opt to receive our future proxy materials electronically, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it or for as long as the email address provided by you is valid. Stockholders of record who wish to participate can enroll at http://enroll.icsdelivery.com/fbin. If your shares are held in an account by a bank, broker or other nominee, you should check with your bank, broker or other nominee regarding the availability of this service.

What is the difference between being a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with EQ Shareholder Services, the Company’s transfer agent, you are the “stockholder of record.” If your shares are held in an account by a bank, broker or other nominee, you hold your shares in “street name” and are a “beneficial owner” of those shares. The majority of stockholders are beneficial owners. For such shares, a bank, broker or other nominee is considered the stockholder of record for purposes of voting at the Annual Meeting. Beneficial owners have the right to direct their bank, broker or other nominee on how to vote the shares held in their account by using the voting instructions provided by the bank, broker or other nominee.

Who is entitled to vote?

Only stockholders who owned the Company’s common stock of record at the close of business on March 17, 2023 (the “record date”) are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 126,972,412 shares of common stock outstanding on the record date.

Who can attend the Annual Meeting?

Only stockholders who owned Fortune Brands’ common stock as of the close of business on the record date, or their authorized representatives, may attend the Annual Meeting. At the entrance to the meeting, stockholders will be asked to present valid photo identification to determine stock ownership on the record date. If you are acting as a proxy, you will need to submit a valid written legal proxy signed by the owner of the common stock. You must bring such evidence with you to be admitted to the Annual Meeting.

Stockholders who own their shares in “street name” will be required to submit proof of ownership at the entrance to the meeting. Either your voting instruction card or brokerage statement reflecting your stock ownership as of the record date may be used as proof of ownership.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

How do I vote?

If you received a Notice in the mail, you can either vote by (i) Internet (www.proxyvote.com) or (ii) in person at the Annual Meeting. Voting instructions are provided on the Notice. You may also request to receive printed proxy materials in the mail.

Stockholders who received printed proxy materials in the mail can vote by (i) filling out the proxy card and returning it in the postage paid return envelope, (ii) telephone (800-690-6903), (iii) Internet (www.proxyvote.com), or (iv) in person at the Annual Meeting. Voting instructions are provided on the proxy card.

Stockholders who received proxy materials electronically can vote by (i) Internet (www.proxyvote.com), (ii) telephone (800-690-6903), or (iii) in person at the Annual Meeting. The cut off for voting by Internet or telephone is 11:59 p.m. (eastern) on the day before the Annual Meeting.

If you are a beneficial owner of our shares, you must vote by giving instructions to your bank, broker or other nominee or you may vote electronically during the Annual Meeting. You should follow the voting instructions on the form that you receive from your bank, broker or other nominee, which will include details on available voting methods. To be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, broker or other nominee in advance and present it to the Inspector of Election with your completed ballot at the Annual Meeting.

Whether or not you plan to attend in the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described above and in the proxy materials distributed to you in connection with the Annual Meeting.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. If any matter is properly presented other than the four proposals described above, the persons named in the enclosed proxy card or, if applicable, their substitutes, will have discretion to vote your shares in their best judgment.

What if I don’t mark the boxes on my proxy or voting instruction card?

Unless you give other instructions on your proxy card or your voting instruction card, or unless you give other instructions when you cast your vote by telephone or the Internet, the persons named in the enclosed proxy card will vote your shares in accordance with the recommendations of the Board, which are FOR the election of each director named in Proposal 1 and FOR Proposals 2, 3 and 4.

If you are a beneficial owner and you have not provided voting instructions, your bank, broker or other nominee is only permitted to use its discretion to vote your shares on certain routine matters (only Proposal 2 qualifies as a routine matter for this purpose). If you have not provided voting instructions to your bank, broker or other nominee on non-routine matters (Proposals 1, 3 and 4), your bank, broker or other nominee is not permitted to use its discretion to vote your shares. Therefore, we urge you to give voting instructions to your bank, broker or other nominee on all four proposals. Shares that are not permitted to be voted by your bank, broker or other nominee with respect to any matter are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and will have no direct impact on the voting results for Proposals 1, 2 and 3, but will have the same impact as a vote against Proposal 4. Broker non-votes will be counted for the purposes of establishing a quorum at the Annual Meeting.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

How many votes are needed to approve a proposal?

The nominees for director in non-contested elections must receive a majority of the votes cast at the Annual Meeting, in person or by proxy, to be elected. A proxy card marked to abstain on the election of a director and any broker non-votes will not be counted as a vote cast with respect to that director.

Under the Company’s majority vote Bylaw provision relating to the election of directors, if the number of votes cast “for” a director nominee does not exceed the number of votes cast “against” the director nominee, then the director must tender his or her resignation from the Board promptly after the certification of the stockholder vote. The Board (excluding the nominee in question) will decide within 90 days of that certification, through a process managed by the NESG Committee, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the SEC.

The affirmative vote of shares representing a majority in voting power of the common stock, present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for the approval of Proposals 2 and 3. The affirmative vote of a majority of the Company’s outstanding stock entitled to vote is necessary for the approval of Proposal 4.

Proxy cards marked to abstain on Proposals 2, 3 and 4 will have the effect of a negative vote. Broker non-votes are not applicable to Proposal 2 because your bank, broker or other nominee will be permitted to use discretion to vote your shares on this proposal. Broker non-votes will have no impact on Proposals 1 and 3. Broker non-votes will have the effect of a vote against Proposal 4.

How can I revoke my proxy or change my vote?

You may revoke your proxy by giving written notice to the Secretary of the Company or by delivering a later dated proxy at any time before it is actually voted. If you voted on the Internet or by telephone, you may change your vote by voting again. Your last vote is the vote that will be counted. Attendance at the virtual Annual Meeting does not revoke your proxy unless you vote at the Annual Meeting.

Will my vote be public?

As a matter of policy, proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed but are available to the independent Inspector of Election and certain employees of the Company.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the issued and outstanding shares of common stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions or without any voting instructions will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

Who is soliciting my proxy?

Our Board is soliciting this proxy. The Company will bear the expense of soliciting proxies for this Annual Meeting, including mailing costs. To ensure that there is sufficient representation at the Annual Meeting, our employees may solicit proxies by telephone, facsimile or in person. In addition, we have retained Okapi Partners LLC to provide investor response services and assist the Company in the solicitation of proxies at a solicitation fee of $20,000, plus related reasonable out-of-pocket expenses.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

What if I am a participant in the Fortune Brands Innovations Retirement Savings Plan or the Fortune Brands Innovations Hourly Employee Retirement Savings Plan?

Participants who invest in the Fortune Brands Stock Fund through the Fortune Brands Innovations Retirement Savings Plan or the Fortune Brands Innovations Hourly Employee Retirement Savings Plan (collectively, the “Savings Plans”) were mailed a Notice. The Trustee of the Savings Plans, as record holder of the Fortune Brands common stock held in the Savings Plans, will vote whole shares attributable to your interest in the Fortune Brands Stock Fund in accordance with your directions. Follow the voting instructions provided in the Notice to allow the Trustee to vote the whole shares attributable to your interest in accordance with your instructions. If the Trustee does not receive timely voting instructions with respect to the voting of your shares held in the Fortune Brands Stock Fund, the Trustee will vote such shares in the same manner and in the same proportion as the shares for which the Trustee did receive instructions. The Trustee must receive your voting instructions by 11:59 p.m. (eastern) on May 11, 2023 in order to timely vote your interests in accordance with your directions.

How can I eliminate multiple mailings to the same address?

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice, but you wish to eliminate the duplicate mailings, you must submit a written request to the Company’s transfer agent, EQ Shareowner Services. To request the elimination of duplicate copies, please write to EQ Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice or one set of proxy materials for each company in which you hold stock through that broker, bank or other nominee. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the bank, broker or other nominee will assume that you have consented and will send only one copy of the Notice to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of the Notice or proxy materials, or if you wish to receive individual copies of such documents for future meetings, we will send an individual copy to you if you call Shareholder Services at (847) 484-4538, or write to the Secretary of Fortune Brands 520 Lake Cook Road, Deerfield, Illinois 60015.

How can I submit a stockholder proposal or nomination next year?

Our Bylaws provide that in order for a stockholder to (i) nominate a candidate for election to our Board at the 2024 Annual Meeting of Stockholders, other than pursuant to our proxy access bylaw (discussed below), or (ii) propose business for consideration at the 2024 Annual Meeting of Stockholders, written notice containing the information required by the Bylaws must be delivered to the Secretary of the Company no less than 90 days nor more than 120 days before the anniversary of the prior year’s Annual Meeting, that is, after January 17, 2024 but no later than February 16, 2024 for the 2024 Annual Meeting.

To nominate a director candidate to be included in our proxy materials for the 2024 Annual Meeting of Stockholders pursuant to our proxy access bylaw, written notice containing the information required by the Bylaws must be delivered to the Secretary of the Company no less than 120 days nor more than 150 days before the anniversary of the date the definitive proxy statement was first made available to stockholders in connection with the prior year’s Annual Meeting, that is, after November 1, 2023 but no later than December 1, 2023 for the 2024 Annual Meeting.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 17, 2024.

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2024 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), we must receive it on or before December 1, 2023.

The person presiding at the Annual Meeting is authorized to determine if a proposed matter is properly brought before the Annual Meeting or if a nomination is properly made.

Copies of our Restated Certificate of Incorporation and Bylaws are available upon written request to the Secretary, Fortune Brands Innovations, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

APPENDIX A

RECONCILATION OF DILUTED EPS FROM CONTINUING OPERATIONS BEFORE CHARGES/GAINS

Twelve Months Ended December 31,
2022

Earnings per common share (EPS) - Diluted
Diluted EPS from continuing operations before charges/gains(a)	$4.24

Restructuring and other (charges)/gains	(0.20)
Defined benefit plan actuarial (losses)/gains	0.01
Tax items	0.06

Diluted EPS from continuing operations (GAAP)	$4.11

Diluted EPS from continuing operations before charges/gains(a)	$4.24
MasterBrand Cabinets discontinued operations through 12/14/2022	2.07

Diluted EPS through the spin-off date before charges/gains	$6.31
Impact of MasterBrand Cabinets from 12/15/2022 to 12/25/2022	0.01

Diluted EPS Fortune Brands Home & Security inclusive of MasterBrand Cabinets before charges/gains(c)	$6.32

Diluted EPS Fortune Brands Home & Security inclusive of MasterBrand Cabinets before charges/gains(c)	$6.32

Diluted EPS from continuing operations before charges/gains	$4.24
Restructuring and other (charges)/gains	(0.20)
Defined benefit plan actuarial (losses)/gains	0.01
Tax items	0.06

Diluted EPS from continuing operations (A) (GAAP)	$4.11

Diluted EPS from discontinued operations before charges/gains(b)	2.08
Restructuring and other (charges)/gains	(0.71)
Defined benefit plan actuarial (losses)/gains	(0.01)
Asset impairment charges(d)	(0.27)
Tax items	0.03

Diluted EPS from discontinued operations (B) (GAAP)	$1.12

Diluted EPS attributable to Fortune Brands (A + B) (GAAP)	$5.23

RECONCILATION OF DILUTED EPS FROM CONTINUING OPERATIONS BEFORE CHARGES/GAINS

For the twelve months ended December 31, 2022, the diluted EPS before charges/gains is calculated as income from continuing operations on a diluted per-share basis, excluding $35.4 million ($25.6 million after tax or $0.20 per diluted share) of restructuring and other charges/gains, the impact for actuarial gains associated with our defined benefit plans of $1.2 million ($0.9 million after tax or $0.01 per diluted share) and a tax benefit of $8.4 million ($0.06 per diluted share).

RECONCILIATION OF DILUTED EPS FOR FORTUNE BRANDS HOME & SECURITY INCLUSIVE OF MASTERBRAND CABINETS BEFORE CHARGES/GAINS

For the twelve months ended December 31, 2022, the diluted EPS for Fortune Brands Home & Security, inclusive of MasterBrand Cabinets before charges/gains, is calculated by combining income from continuing operations before charges/gains on a diluted per-share basis, to income from the discontinued MasterBrand Cabinets segment through the separation date 12/14/2022 and MasterBrands Cabinets for post-separation 12/15/2022 through 12/25/2022 on a diluted per-share basis, excluding $114.8 million ($91.3 million after tax or $0.71 per diluted

APPENDIX A (CONTINUED)

share) of restructuring and other charges/gains and separation costs, asset impairment charges of $46.4 million ($35.1 million after tax or $0.27 per diluted share), the impact for actuarial losses associated with our defined benefit plans of $1.6 million ($1.3 million after tax or $0.01 per diluted share) and a tax benefit of $3.4 million ($0.03 per diluted share).

(a) (b) (c) (d) For definitions of Non-GAAP measures, see Definitions of Terms page

Definitions of Terms: Non-GAAP Measures

(a) Diluted earnings per share from continuing operations before charges/gains is calculated as income from continuing operations on a diluted per-share basis, excluding restructuring and other charges/gains, defined benefit plan actuarial losses/gains, and tax items. This measure is not in accordance with GAAP. Management uses this measure to evaluate the Company’s overall performance and believes it provides investors with helpful supplemental information about the Company’s underlying performance from period to period. However, this measure may not be consistent with similar measures presented by other companies.

(b) Diluted earnings per share from discontinued operations before charges/gains is calculated as income from discontinued operations on a diluted per-share basis, excluding restructuring and other charges/gains and separation costs, asset impairment charges, defined benefit plan actuarial losses/gains and tax items. This measure is not in accordance with GAAP. Management uses this measure to evaluate the discontinued operations performance and believes it provides investors with helpful supplemental information about the discontinued operations underlying performance from period to period. However, this measure may not be consistent with similar measures presented by other companies.

(c) Diluted earnings per share for Fortune Brands Home & Security, inclusive of Masterbrand Cabinets before charges/gains, is calculated by combining income from continuing operations before charges/gains on a per-share basis, to income from the discontinued Masterbrand Cabinets segment through the separation date 12/14/2022 and MasterBrands Cabinets for post-separation 12/15/2022 through 12/25/2022 on a per-share basis. This calculation excludes restructuring and other charges/gains and separation costs, defined benefit plan actuarial losses/gains, asset impairment charges and tax items. This measure is not in accordance with GAAP and is used by management to evaluate the overall performance of the Company, including the contribution of the MasterBrand Cabinets segment. Management believes this measure provides investors with helpful supplemental information about the Company’s underlying performance from period to period. However, this measure may not be consistent with similar measures presented by other companies.

(d) Asset impairment charges for the twelve months ending on December 31, 2022, represent pre-tax impairment charges of $46.4 million. These charges are related to the indefinite-lived trade names in our discontinued Cabinets segment.

Use of Non-GAAP Financial Information in Connection with Incentive Compensation

The Company utilizes measures not derived in accordance with GAAP, such as Operating Margin (OM) before charges/ gains, Operating Income (OI) before charges/gains, Earnings Per Share (EPS) before charges/gains, Return on Net Tangible Assets (RONTA) before charges/gains, Return on Invested Capital (ROIC) before charges/gains, Sales Growth Above Market (Sales), Working Capital Efficiency (WCE) and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) before charges/gains, when determining performance results in connection with the incentive compensation programs as described in the Compensation Discussion and Analysis (“CD&A”).

APPENDIX A (CONTINUED)

For purposes of calculating the 2022 Annual Incentive Award payout, EPS, RONTA, OI and OM results as set forth in the CD&A were calculated on a before charges/gains basis. EPS results were adjusted for the impact of actual foreign exchange rates versus plan foreign exchange rates. RONTA results (cumulative 12-month OI) were adjusted to exclude any restructuring and other charges and asset impairment charges, divided by a thirteen-point rolling average of Net Tangible Assets (Total assets less Intangible assets and Total Current Liabilities). Operating Income and Operating Margin results as set forth in the CD&A were adjusted for the impact of actual foreign exchange rates versus plan foreign exchange rates. WCE is the 13-month rolling average of Net Working Capital (Accounts Receivable and Inventory less Accounts Payable) divided by 12-month cumulative Net Sales. WINN Sales Growth Above Market was determined by calculating the percentage change in WINN’s annual sales in excess of the percentage change in the Plumbing market’s prior year sales.

These figures may be different from those used by management when providing guidance or discussing Company results. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies.

APPENDIX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FORTUNE BRANDS INNOVATIONS, INC.

a Delaware corporation

Fortune Brands Innovations, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Fortune Brands Innovations, Inc. The Corporation was originally incorporated under the name AB Hardware Inc. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on June 9, 1988.

B. This amended and restated certificate of incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), restates and amends the provisions of the Corporation’s certificate of incorporation and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C. The text of the certificate of incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Fortune Brands Innovations, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19802 County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

4.1         Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is eight hundred ten million (810,000,000) shares, consisting of seven hundred fifty million (750,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and sixty million (60,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

APPENDIX B (CONTINUED)

4.2         Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4of this Certificate of Incorporation (as defined below).

4.3        Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. The holders of shares of Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this restated certificate of incorporation of the Corporation (as further amended from time to time in accordance with the provisions hereof and including, without limitation, the terms of any certificate of designation with respect to any series of Preferred Stock, this “Certificate of Incorporation”), and subject to the rights of the holders of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

4.4        Preferred Stock.

(a) The Board is expressly authorized to issue from time to time the Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designation filed pursuant to the DGCL the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

APPENDIX B (CONTINUED)

(b) The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

BOARD OF DIRECTORS

5.1        General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

5.2        Number of Directors; Election; Term.

(a) The number of directors that shall constitute the entire Board shall not be less than five (5) nor more than fifteen (15). Within such limit, the number of members of the entire Board shall be fixed, from time to time, exclusively by the Board, subject to the rights of the holders of preferred stock with respect to the election of directors, if any.

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to such classes. The term of office of the initial Class I directors shall expire upon the election of directors at the first annual meeting of stockholders following the effectiveness of this Article V; the term of office of the initial Class II directors shall expire upon the election of directors at the second annual meeting of stockholders following the effectiveness of this Article V; and the term of office of the initial Class III directors shall expire upon the election of directors at the third annual meeting of stockholders following the effectiveness of this Article V. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the effectiveness of this Article V, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

(c) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

(d) Elections of directors need not be by written ballot unless the bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”) shall so provide.

(e) Notwithstanding any of the other provisions of this Article V, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation for such series of

APPENDIX B (CONTINUED)

Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Article V, then upon commencement and for the duration of the period during which such right continues; (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

5.3        Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the Corporation only for cause.

5.4        Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such person shall have been assigned by the Board and until such person’s successor shall be duly elected and qualified.

ARTICLE VI

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the stockholders by the affirmative vote of the holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

STOCKHOLDERS

7.1        No Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by written consent in lieu of a meeting.

7.2        Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or the Board, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

APPENDIX B (CONTINUED)

7.3        Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

8.1        Limitation of Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Section 8.1, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

8.2        Indemnification and Advancement of Expenses. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. A director’s right to indemnification conferred by this Section 8.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to the Corporation a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation under this Article VIII or otherwise. Notwithstanding the foregoing, except for proceedings to enforce any officer’s or director’s rights to indemnification or any director’s rights to advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer, or advance expenses of any director, (or such person’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

8.3        Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred in Section 8.2 of this Certificate of Incorporation shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

8.4        Insurance. To the fullest extent authorized or permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any current or former director or officer of the Corporation against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII or otherwise.

8.5        Persons Other Than Directors and Officers. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of Section 8.2 of this Certificate of Incorporation or to advance expenses to persons other than directors of the Corporation.

APPENDIX B (CONTINUED)

8.6        Effect of Modifications. Any amendment, repeal or modification of any provision contained in this Article VIII shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

ARTICLE IX

MISCELLANEOUS

9.1 Forum for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any state derivative action or proceeding brought or purporting to be brought on behalf of the Corporation, (b) any state action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or (d) any action asserting a claim against the Corporation or any of its current or former directors or officers that relates to the internal affairs or governance of the Corporation and arises under or by virtue of the laws of the State of Delaware, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensible parties named as defendants therein.

9.2        Amendment. The Corporation reserves the right to amend, repeal or modify any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal, modify or adopt any provision of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal, modify or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII or this Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, repeal, modification or adoption of any other Article).

9.3        Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this [16th] day of May, 2023.

By:
Its:

SCAN TO VIEW MATERIALS & VOTE w FORTUNE BRANDS INNOVATIONS, INC. VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above ATTN: CORPORATE SECRETARY Use the Internet to transmit your voting instructions and for electronic delivery of 520 LAKE COOK ROAD information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting DEERFIELD, IL 60015-5611 date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D99329-P88949 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FORTUNE BRANDS INNOVATIONS, INC. The Board of Directors recommends you vote FOR the following proposals: Proposal 1—Election of Class III Directors: For Against Abstain 1a. Nicholas I. Fink ! ! ! 1b. A.D. David Mackay ! ! ! 1c. Stephanie Pugliese ! ! ! For Against Abstain Proposal 2—Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2023. ! ! ! Proposal 3—Advisory vote to approve named executive officer compensation. ! ! ! Proposal 4—Approval of an amendment to the Company’s Restated Certificate of Incorporation to provide for exculpation of officers. ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope. Note: Please sign as your name appears on the Proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 16, 2023
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D99330-P88949
The Board of Directors solicits this proxy for use at the Annual Meeting on Tuesday, May 16, 2023.
The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint(s) each of NICHOLAS I. FINK and
HIRANDA S. DONOGHUE proxies (and any other substitute person chosen by Mr. Fink or Ms. Donoghue), to vote all shares of Fortune Brands Innovations, Inc. common stock on which the stockholder(s) would be entitled to vote at the Annual Meeting of Stockholders to be held on May 16, 2023 at 8:00 a.m. (CDT) on Proposals 1, 2, 3 and 4 referred to on the reverse side and described in the Proxy Statement, and on any other matters which may properly come before the meeting, with all powers the stockholder(s) would possess if personally present and at any adjournment or postponement of the Annual Meeting.
A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers conferred.
This proxy when properly executed will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (Proposal 1) and FOR Proposals 2, 3 and 4.
FORTUNE BRANDS INNOVATIONS, INC. 520 LAKE COOK ROAD
DEERFIELD, IL 60015-5611
Continued and to be signed on reverse side